Exhibit 4.1

WINDY CITY ACQUISITION CORP.

to be merged with and into

NUVEEN INVESTMENTS, INC.

as Issuer

and

THE GUARANTORS PARTY HERETO

10½% SENIOR NOTES DUE 2015

INDENTURE

DATED AS OF NOVEMBER 13, 2007

U.S. BANK NATIONAL ASSOCIATION

as Trustee

CROSS-REFERENCE TABLE

Trust Indenture
Act Section		Indenture Section
310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	7.10
	(b)	7.3; 7.10
	(c)	N.A.
311	(a)	7.11
	(b)	7.11
	(c)	N.A.
312	(a)	2.5
	(b)	12.3
	(c)	12.3
313	(a)	7.6
	(b)(1)	7.6
	(b)(2)	7.6; 7.7
	(c)	7.6; 12.2
	(d)	7.6
314	(a)	4.3; 12.5
	(b)	N.A.
	(c)(1)	12.4
	(c)(2)	12.4
	(c)(3)	N.A.
	(d)	N.A.
	(e)	12.5
	(f)	N.A.
315	(a)	7.1
	(b)	7.5; 12.2
	(c)	7.1
	(d)	7.1
	(e)	6.11
316	(a) (last sentence)	2.9
	(a)(1)(A)	6.5
	(a)(1)(B)	6.4
	(a)(2)	N.A.
	(b)	6.7
	(c)	2.13
317	(a)(1)	6.8
	(a)(2)	6.9
(b)		2.4
318	(a)	12.1
	(b)	N.A.
	(c)	12.1

*              This Cross-Reference Table is not part of this Indenture.

i

		Page

SECTION 12.9	No Adverse Interpretation of Other Agreements	123
SECTION 12.10	Successors	123
SECTION 12.11	Severability	123
SECTION 12.12	Counterpart Originals	123
SECTION 12.13	Table of Contents, Headings, Etc.	123
SECTION 12.14	Acts of Holders	123
SECTION 12.15	Effectiveness of Merger	124

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF NOTATION OF GUARANTEE
Exhibit C	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS PURSUANT TO RULE 144A
Exhibit D	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS PURSUANT TO REGULATION S

v

This Indenture, dated as of November 13, 2007, is by and among Windy City Acquisition Corp. (“Merger Sub”), a Delaware corporation, each Guarantor (as defined herein), and U.S. Bank National Association, as trustee (the “Trustee”).

On the date hereof, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and assuming all of the obligations of Merger Sub under this Indenture. This Indenture shall not be effective against the Company and the Subsidiary Guarantors until the consummation of the Merger.

Each party agrees as follows for the benefit of each other and for the equal and ratable benefit of the holders of Notes:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1         Definitions.

“Acquired Debt” means, with respect to any specified Person:

(a)           Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(b)           Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

“Acquisition Agreement” means that certain agreement and plan of merger dated as of June 19, 2007 between Windy City Investments, Inc., Windy City Acquisition Corp. and Nuveen Investments, Inc., a Delaware corporation, as amended, modified and/or supplemented from time to time in accordance with the terms thereof, pursuant to which Windy City Acquisition Corp. will merge with and into Nuveen Investments, Inc., with Nuveen Investments, Inc. surviving such merger.

“Additional Interest” has the meaning given to such term or similar terms (including “Liquidated Damages”) in the Registration Rights Agreement.

“Additional Notes” means Notes (other than the Initial Notes) issued pursuant to Article II hereof and otherwise in compliance with the provisions of this Indenture.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, Paying Agent or co-registrar.

“AHYDO Catch Up Payment” means payments in respect of Indebtedness necessary in order to avoid such Indebtedness being characterized as “applicable high yield discount obligations” within the meaning of the Code.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the excess of:

(a)           the present value at such redemption date of (i) the redemption price at November 15, 2011 (such redemption price being set forth in Section 3.7(b)) plus (ii) all required interest payments due on the Notes through November 15, 2011 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)           the then outstanding principal amount of the Notes.

“Asset Sale” means (i) the sale, conveyance, transfer, lease (as lessor) or other voluntary disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale and Lease-Back Transaction) of the Company (other than the sale of Equity Interests of the Company) or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

(a)           a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged, worn out, uneconomical or surplus assets in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries or the disposition of inventory in the ordinary course of business;

(b)           the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 5.1 or any disposition that constitutes a Change of Control;

(c)           the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to Section 4.7 or the granting of a Lien permitted by Section 4.12;

(d)           any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) in any transaction or series of related transactions with an aggregate fair market value of less than $25.0 million;

(e)           any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to another Restricted Subsidiary;

(f)            the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(g)           any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (other than any Unrestricted Subsidiary in which the Company or any Restricted Subsidiary has made an Investment (including by designation of a Restricted Subsidiary thereof as an Unrestricted Subsidiary) pursuant to clause (17) of the second paragraph of Section 4.7 or clause (10) of the definition of “Permitted Investments”);

(h)           foreclosures on assets or transfers by reason of eminent domain;

(i)            disposition of an account receivable in connection with the collection or compromise thereof;

(j)            termination of leases, subleases, licenses and sublicenses in the ordinary course of business;

(k)           sales of accounts receivable or rights to future advisory fees, or participations therein, in connection with any Receivables Facility;

(l)            any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions, permitted under this Indenture;

(m)          transfers of property subject to casualty or condemnation proceedings (including in lieu thereof) upon the receipt of the net cash proceeds therefor;

(n)           the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Company or a Restricted Subsidiary are not material to the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole;

(o)           voluntary terminations of Hedging Obligations;

(p)           any issuance of Equity Interests in any Restricted Subsidiary to any officer, director, employee or consultant of the Company or any Restricted Subsidiary in respect of services provided to the Company or a Restricted Subsidiary in the ordinary course of business approved by the Board of Directors of the Company;

(q)           any Permitted Asset Swap;

(r)            Sale and Lease-Back Transactions involving (i) real property owned on the Issue Date, (ii) property acquired not more than 180 days prior to such Sale and

Lease-Back Transaction for cash in an amount at least equal to the cost of such property and (iii) other property for cash consideration if the sale is treated as an Asset Sale; and

(s)           the sale or other disposition of a Seed Capital Investment in the ordinary course of business.

“Asset Sale Offer” means an Offer to Purchase required to be made by the Company or a Restricted Subsidiary pursuant to Section 4.10 to all Holders.

“Bankruptcy Law” means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(a)           with respect to a corporation, the board of directors of the corporation;

(b)           with respect to a partnership, the board of directors of the general partner of the partnership; and

(c)           with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company or any Restricted Subsidiary to have been duly adopted by the Board of Directors thereof, unless the context specifically requires that such resolution be adopted by a majority of the Disinterested Directors, in which case by a majority of such directors, and to be in full force and effect on the date of such certification and delivered to the Trustee.

“Broker-Dealer Subsidiary” means any Subsidiary of the Company or any other Subsidiary of the Company required to be registered as a broker-dealer under the Exchange Act.

“Business Day” means any day other than a Legal Holiday.

“Calculation Date” has the meaning set forth in the definition of “Total Leverage Ratio.”

“Capital Stock” means:

(1)           in the case of a corporation, capital stock;

(2)           in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3)           in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)           any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP (except for temporary treatment of construction-related expenditures under EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” which will ultimately be treated as operating leases upon a Sale and Lease-Back Transaction).

“Cash Equivalents” shall mean:

(a)           U.S. dollars;

(b)           in the case any Foreign Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(c)           securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(d)           certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with (i) any lender under the Credit Agreement or an Affiliate thereof or (ii) any commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(e)           repurchase obligations for underlying securities of the types described in clauses (c), (d) and (f) entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f)            commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof;

(g)           marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another

Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(h)           investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (g) above;

(i)            readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(j)            Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(k)           Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated A- (or the equivalent thereof) or better by S&P or A3 (or the equivalent thereof) or better by Moody’s:

(l)            shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (k) above; and

(m)          in the case of any Foreign Subsidiary, investments of comparable tenure and credit quality to those described in the foregoing clauses (a) through (l) above or other high quality short term investments, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above, provided that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Certificated Notes” means Notes that are in the form of Exhibit A attached hereto other than Global Notes.

“Change of Control” means the occurrence of any of the following:

(a)           the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than to one or more Permitted Holders;

(b)           the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Beneficial

Ownership or otherwise, directly or indirectly, of 50% or more of the Voting Stock of the Company or any of its direct or indirect parent entities, including, without limitation, Parent; provided that, for purposes of calculating the Beneficial Ownership of any group, a Permitted Holder shall not be attributed Beneficial Ownership of the Capital Stock of any unaffiliated person that is not itself a Permitted Holder;

(c)           any Person or group (as defined in clause (2)) shall be entitled to appoint or elect 50% or more of the Board of Directors of the Company or any of its direct or indirect parent entities, including, without limitation, Parent; provided that the Sponsor being entitled to appoint or elect 50% or more of the Board of Directors of the Company or any of its direct or indirect parent entities shall not be deemed a Change of Control; or

(d)           the first day on which the majority of the Board of Directors of the Company or any of its direct or indirect parent companies then in office shall cease to consist of Continuing Directors.

“Change of Control Offer” means an Offer to Purchase required to be made by the Company pursuant to Section 4.14 to all Holders.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the Issue Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” of any Person means Capital Stock in such Person that do not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Stock of any other class in such Person.

“Company” means initially, Windy City Acquisition Corp. and, upon consummation of the Merger, Nuveen Investments, Inc., and any successor thereto.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, bridge commitment and other financing fees and other non-cash charges (excluding any non-cash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Guaranteed Indebtedness” means, as at any date of determination, an amount equal to (a) Consolidated Total Indebtedness minus (b) to the extent included in Consolidated Total Indebtedness, (i) the amount of any Capital Stock and (ii) the amount of any Indebtedness of the Company that is not guaranteed by any Restricted Subsidiary.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a)           consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, (vi) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (vii) costs of surety bonds in connection with financing activities, and excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(b)           consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c)           interest income of such Person and its Restricted Subsidiaries for such period (other than interest income from Seed Capital Investments).

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that (without duplication),

(a)           any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transactions), or any severance costs, integration costs, relocation costs and costs associated with curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(b)           the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(c)           any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(d)           any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of gains or losses (less all accrued fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded,

(e)           the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not already included, Consolidated Net Income of such Person shall be (A) increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Subsidiary thereof that is the Company or a Restricted Subsidiary in respect of such period (subject in the case of dividends paid or distributions made to a Restricted Subsidiary (other than a Guarantor) to the limitations contained in clause (f) below) and (B) decreased by the amount of any equity of the Company in a net loss of any such Person for such period to the extent the Company has funded such net loss in cash with respect to such period,

(f)            solely for the purpose of determining the amount available for Restricted Payments under clause (3) of the first paragraph of Section 4.7, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided, that Consolidated Net Income of the Company will be, subject to the exclusions in clauses (c) and (d) above, increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(g)           effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-up, write-down or write-off of any amounts thereof, net of taxes, shall be excluded,

(h)           any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(i)            any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of any non-cash impairment charge or asset write-off, write-up or write-down, in each case, pursuant to GAAP and the amortization of intangibles arising (including goodwill and organizational costs) pursuant to GAAP (excluding any such non-cash adjustment to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such adjustment is subsequently reversed), shall be excluded,

(j)            any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded,

(k)           any other non-cash charges, expenses or losses including any write-offs or write-downs and any non-cash expense relating to the vesting of warrants, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period) shall be excluded,

(l)            any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the Transactions and any acquisition, Investment, Disposition, dividend or similar Restricted Payments, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing or recapitalization transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(m)          accruals and reserves that are established within twelve months after the Issue Date that are so required to be established as a result of the Transactions in accordance with GAAP shall be excluded, and

(n)           structuring fees and upfront distribution costs paid in the ordinary course of business for closed-end funds, mutual funds, exchange traded funds and other structured products, such as collateralized loan and debt obligations, and payments made to terminate trailer fees to underwriters of closed-end funds, mutual funds, exchange traded funds and other structured products, shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 4.7 only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments made by the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments made by the Company and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of the first paragraph of Section 4.7.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to (a) the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (excluding Hedging Obligations) and (2) the aggregate amount of all outstanding Disqualified Stock of the Company, all Preferred Stock of its Restricted Subsidiaries and all Designated Preferred Stock on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP minus (b) the aggregate unrestricted cash and cash equivalents included in the cash and cash equivalents accounts (other than settlement assets) listed on the consolidated balance sheet of the Company and the Restricted Subsidiaries as of such date. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Company.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing or having the economic effect of guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor or (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof or (iv) as an account party in respect of any letter of credit, letter of guaranty or bankers’ acceptance.

“Continuing Directors” means, as of any date of determination, individuals who (i) were members of such Board of Directors on the Issue Date or (ii) were either (x) nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of nomination or election, (y) appointed, approved or recommended by a majority of the then Continuing Directors or (z) designated or appointed by a Permitted Holder.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.2 hereof or such other address as to which the Trustee shall specify for receipt of notices under this Indenture.

“Credit Agreement” means that certain credit agreement, to be dated as of the Issue Date, among the Company, Deutsche Bank AG New York Branch, as Administrative Agent, the agents and lenders party thereto and certain other parties specified therein, providing for term loans and revolving credit borrowings (including the issuance of letters of credit), including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements or indentures (in each case with the same or new agents, lenders or institutional investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under Section 4.9).

“Credit Facilities” means, with respect to the Company, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities or Debt Issuances, in each case, with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders or investors providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables or inventory) or letters of credit or Debt Issuances, in each case, as amended, restated, modified, renewed, refunded, replaced, supplemented or refinanced, including refinancing with Debt Issuances, in whole or in part and without limitation as to amounts, terms, conditions, covenants and other provisions, from time to time. Indebtedness under Credit Facilities outstanding on the date on which the Notes are first issued and authenticated under this Indenture (after giving effect to the use of proceeds thereof) shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the second paragraph of Section 4.9.

“Debt Issuances” means, with respect to the Company or any Restricted Subsidiary, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event that is, or with the lapse of grace period or the giving of notice or both would, unless cured or waived, be, an Event of Default.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 hereof as the Depositary with respect to the Notes, until a successor shall have been appointed and become such pursuant to Section 2.6 hereof, and, thereafter, “Depositary” shall mean or include such successor.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent company of the Company (other than Disqualified Stock of the Company), that is issued for cash (other than to Parent or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate delivered to the Trustee, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of Section 4.7.

“Designated Senior Indebtedness” of any Guarantor means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Secured Indebtedness of such Guarantor under or with respect to the Credit Agreement, whether outstanding on the Issue Date or thereafter created, incurred or assumed, including the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts constituting Secured Indebtedness owing in respect of:

(1)           all monetary obligations of every nature under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2)           all Hedging Obligations in respect of the Credit Agreement;

in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, “Designated Senior Indebtedness” shall not include:

(1)           any Indebtedness of such Guarantor to Parent or any of its Subsidiaries;

(2)           Indebtedness to, or guaranteed on behalf of, any director, officer or employee of Parent or any of its Subsidiaries (including, without limitation, amounts owed for compensation);

(3)           that portion of any Indebtedness incurred in violation of Section 4.9 or secured in violation of Section 4.12 (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (3) if the holder(s) of such obligation or their representative shall have received an Officers’ Certificate of the Company to the effect that the incurrence and securing of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence and securing of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of this Indenture);

(4)           Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor; and

(5)           any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any employees of the Company or any of its Subsidiaries for compensatory purposes or to plan for the benefit of employees of the Company or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or any of its Subsidiaries pursuant to the terms of any such arrangement.

“Domestic Subsidiary” means any direct or indirect subsidiary of the Company that was formed under the laws of the United States, any State of the United States or the District of Columbia.

“DTC” means The Depository Trust Company and any successor.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(a)           increased (without duplication) by (to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income):

(i)            provision for taxes based on income or profits or capital (or any alternative tax in lieu thereof), including, without limitation, foreign, state, franchise and similar taxes and foreign withholding taxes of such Person and such subsidiaries paid or accrued during such period, including payments made pursuant to any tax sharing agreements or arrangements among the Company, its Restricted Subsidiaries and any direct or indirect parent company of the Company (so long as such tax sharing payments are attributable to the operations of the Company and its Restricted Subsidiaries); plus

(ii)           Fixed Charges of such Person for such period; plus

(iii)          Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(iv)          any fees, costs, commissions, expenses, accruals or other charges (including stock and other equity-based compensation expenses) (other than Consolidated Depreciation and Amortization Expense but including the effects of purchase accounting adjustments) related to the Transactions, any Equity Offering, Permitted Investment, acquisition, disposition, dividend or similar Restricted Payment, recapitalization or the incurrence or repayment, amendment or modification of Indebtedness permitted to be incurred under this Indenture (including a refinancing thereof) (whether or not successful), including (w) any expensing of bridge, commitment or other financing fees, (x) such fees, costs, commissions, expenses or other charges related to the offering of the Notes and the Credit Facilities, (y) any such fees, costs (including call premium), commissions, expenses or other charges related to any amendment or other modification of the Existing Notes, the Notes and the Credit Facilities and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility; plus

(v)           the amount of any restructuring charge or reserve, including restructuring costs and integration costs incurred in connection with acquisitions after the Issue Date, costs related to the closure and/or consolidation of facilities, retention charges, contract termination costs, retention, recruiting, relocation, severance and signing bonuses and expenses, transaction fees and expenses, future lease commitments, systems establishment costs, conversion costs and excess pension charges, consulting fees and any one-time expense relating to enhanced accounting function, or costs associated with becoming a standalone entity or public company incurred in connection with any of the foregoing; provided that the aggregate amount of expenses added pursuant to this clause (v) shall not exceed $30.0 million in any period of four consecutive fiscal quarters most recently ended prior to the determination date; plus

(vi)          the amount of management, monitoring, consulting, transaction and advisory fees and related expenses accrued or paid in such period pursuant to the Management Agreement; plus

(vii)         costs or expense of such Person pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the amount available for Restricted Payments under clause (3) of the first paragraph of Section 4.7; plus

(viii)        the amount of net cost savings and acquisition synergies projected by the Company in good faith to be realized during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period) as a result of specified actions taken or initiated in connection with the Transactions or any acquisition or disposition (including termination or discontinuance of activities constituting such business) by the Company or any Restricted Subsidiary, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of EBITDA from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable as evidenced in an Officers’ Certificate and (B) such actions are taken within 12 months after the Issue Date or the date of such acquisition or disposition; plus

(ix)           to the extent covered by insurance and actually reimbursed or otherwise paid, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed or otherwise paid by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed or otherwise paid within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed or otherwise paid within such 365 days), expenses with respect to liability or casualty events and expenses or losses relating to business interruption; plus

(x)            expenses to the extent covered by contractual indemnification or refunding provisions in favor of the Company or a Restricted Subsidiary and actually paid or refunded, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be paid or refunded by the indemnifying party or other obligor and only to the extent that such amount is (A) not denied by the applicable indemnifying party or obligor in writing within 90 days and (B) in fact reimbursed within 180 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 180 days); plus

(xi)           an amount equal to losses on Seed Capital Investments up to $15.0 million in any four-quarter period; plus

(xii)          the amount of loss on sale of receivables to a Receivables Subsidiary in connection with a Receivables Facility; plus

(xiii)         extraordinary losses or unusual or non-recurring charges or expenses (including fines and penalties);

(b)           decreased by (without duplication) (i) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period, (ii) the minority interest income consisting of subsidiary losses attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary to the extent such minority interest income is included in Consolidated Net Income, (iii) an amount equal to gains on Seed Capital Investments in excess of $15.0 million in any four-quarter period and (iv) extraordinary gains or unusual or non-recurring income or gains (to the extent not already excluded in calculating Consolidated Net Income); and

(c)           increased or decreased by (without duplication):

(i)            any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards

No. 133 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable,

(ii)           any net gain or loss included in calculating Consolidated Net Income resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary (other than a Guarantor) shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without any prior governmental approval (which has not been obtained) or would not be restricted from being so dividended, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Common Stock or Preferred Stock of the Company or any of its direct or indirect parent companies (excluding Disqualified Stock), other than (i) public offerings with respect to Common Stock of the Company or of any of its direct or indirect parent companies registered on Form S-4 or Form S-8, (ii) any such public or private sale that constitutes an Excluded Contribution or (iii) an issuance to any Subsidiary of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Exchange Notes” means the series of Notes to be issued under this Indenture in exchange for the Initial Notes pursuant to the Registration Rights Agreement.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

 “Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by the Company and its Restricted Subsidiaries from:

(a)           contributions to its common equity capital; and

(b)           the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the

Company or any Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock),

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate delivered to the Trustee on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph of Section 4.7.

“Existing Notes” means the Company’s $250,000,000 5.00% Senior Notes due 2010 and $300,000,000 5.50% Senior Notes due 2015 outstanding on the Issue Date.

“Existing Notes Indenture” means that certain Indenture, dated as of September 12, 2005, between Nuveen Investments, Inc. and The Bank of New York Trust Company, N.A., as Trustee, as amended by the First Supplemental Indenture, dated as of September 12, 2005, between Nuveen Investments, Inc. and The Bank of New York Trust Company, N.A., as Trustee.

“Expiration Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense (excluding all non-cash interest expense and amortization/accretion of original issue discount (including any original issue discount created by fair value adjustments to Indebtedness in existence as of the Issue Date as a result of purchase accounting)) of such Person for such period, (b) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person and its Subsidiaries and (c) all dividends paid during such period (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person and its Subsidiaries.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States in effect on the date of this Indenture, except for any reports required to be delivered pursuant to Section 4.3, which shall be prepared in accordance with GAAP in effect on the date thereof. For purposes of this Indenture, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“Global Note Legend” means the legend identified as such in Exhibit A hereto.

“Global Notes” means the Notes that are in the form of Exhibit A hereto issued in global form and registered in the name of the Depositary or its nominee. Notwithstanding anything to the contrary contained herein, notices, delivery and payment with respect to the Global Notes will be through the facilities of DTC.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations. When used as a verb, “guarantee” shall have a corresponding meaning.

“Guarantee” means any guarantee of the obligations of the Company under this Indenture and the Notes by a Guarantor in accordance with the provisions of this Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guaranteed Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Consolidated Guaranteed Indebtedness to (ii) EBITDA (as calculated below) of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is incurred. In the event that the Company or any of its Restricted Subsidiaries incurs or redeems any Indebtedness (other than incurrences or redemptions of working capital borrowings under revolving credit facilities in the ordinary course of business) subsequent to the end of the period for which the Guaranteed Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Guaranteed Indebtedness Leverage Ratio is made (the “Guaranteed Leverage Calculation Date”), then the Guaranteed Indebtedness Leverage Ratio shall be calculated using the aggregate amount of Consolidated Guaranteed Indebtedness as of the Guaranteed Leverage Calculation Date. The Guaranteed Indebtedness Leverage Ratio shall be calculated in a manner consistent with the definition of “Total Leverage Ratio,” including any pro forma calculations to EBITDA (including for acquisitions).

“Guarantor” means any Person that incurs a Guarantee of the Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with this Indenture, such Person shall cease to be a Guarantor. On the Issue Date, the Guarantors will be Parent and each Domestic Subsidiary of the Company that is a Restricted Subsidiary and a guarantor under the Credit Agreement.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(a)           currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(b)           other agreements or arrangements designed to manage, hedge or protect such Person with respect to fluctuations in currency exchange, interest rates or commodity, raw materials, utilities and energy prices.

“Holder” means a Person in whose name a Note is registered in the security register.

“Indebtedness” means, with respect to any Person,

(a)           any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i)            in respect of borrowed money,

(ii)           evidenced by bonds, notes, debentures or similar instruments,

(iii)          evidenced by letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof),

(iv)          Capitalized Lease Obligations,

(v)           representing the deferred and unpaid balance of the purchase price of any property (other than Capitalized Lease Obligations), except (A) any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business, (B) liabilities accrued in the ordinary course of business and (C) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment becomes fixed and is not paid promptly thereafter after such payment becomes due and payable, or

(vi)          representing any interest rate Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b)           to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business),

(c)           Disqualified Stock and Designated Preferred Stock of such Person, and

(d)           to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset (other than a Lien on Capital Stock of an Unrestricted Subsidiary) owned by such Person (whether or not such Indebtedness is assumed by such Person);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money, (B) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” and (C) obligations with respect to Receivables Facilities. The amount of Indebtedness of any person under clause (d) above shall be deemed to equal the lesser of (x) the aggregate unpaid amount of such Indebtedness secured by such Lien and (y) the fair market value of the property encumbered thereby as determined by such person in good faith.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Board of Directors of the Company, qualified to perform the task for which it has been engaged.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” shall mean:

(a)           securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b)           debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(c)           investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d)           corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investment Vehicle” means a separate account or vehicle for collective investment (in whatever form of organization, including a corporation, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing), including any entity investing in collateralized loan obligations or collateralized debt obligations, which investments are managed by the Company or any of its Restricted Subsidiaries in the ordinary course of business.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, commission, travel, entertainment, relocation, payroll and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the third paragraph of Section 4.7.

For purposes of the definition of “Unrestricted Subsidiary” and Section 4.7, (i) ”Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means the date of initial issuance of the Notes, November 13, 2007.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York, the city in which the principal Corporate Trust Office of the Trustee is located or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday, payment shall be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Agreement” means the Management Services Agreement, dated as of the Issue Date, by and among certain management companies associated with the Sponsor, certain other equity investors and the Company and any direct or indirect parent company, as in effect on the Issue Date or thereafter amended, modified or supplemented in a manner that (x) does not increase the amount of fees payable by the Company, any of its direct or indirect parent companies or any of its Subsidiaries and (y) is not less advantageous to the holders of the Notes in any material respect than the Management Agreement as in effect on the Issue Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Net Proceeds” shall mean, with respect to any Asset Sale, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds subsequently received (as and when received) in respect of deferred payments or non-cash consideration initially received, net of any costs relating to the disposition thereof), net of, without duplication, (i) out-of-pocket expenses incurred (including reasonable and customary banker’s fees or commissions, investment banking, consultant, legal, accounting or similar fees, survey costs, title insurance premiums, and related search and recording charges, transfer, deed, recording and similar taxes incurred by the Company and its Restricted Subsidiaries in connection therewith), and the Company’s good faith estimate of taxes paid or payable (after taking into account any available tax credits or deductions and tax sharing agreement or arrangement), in connection with such Asset Sale (including, in the case of any such Asset Sale in respect of property of any Foreign Subsidiary, taxes payable upon the repatriation of any such proceeds), (ii) amounts provided as a reserve, in accordance with GAAP, against any (x) liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale and (y) other liabilities associated with the asset disposed of and retained by the Company or any of its Restricted Subsidiaries after such disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (iii) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition, (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness or other obligation which is secured by a Lien on the asset sold and (v) in the case of any such Asset Sale by a non-Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of the Company or a Wholly Owned Restricted Subsidiary as a result thereof.

“Note Custodian” means the Trustee when serving as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Notes” means the 10½ % Senior Notes due 2015 of the Company issued on the date hereof and any Additional Notes, including any Exchange Notes. The Notes and the Additional Notes (including any Exchange Notes), if any, shall be treated as a single class for all purposes under this Indenture.

“Obligations” means any principal, interest, premium, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), costs, expenses, damages and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, costs, expenses, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offer” has the meaning set forth in the definition of “Offer to Purchase.”

“Offer to Purchase” means a written offer (the “Offer”) sent by the Company by first class mail, postage prepaid, to each Holder at his address appearing in the security register on the date of the Offer, offering to purchase up to the aggregate principal amount of Notes set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to this Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of mailing of such Offer and a settlement date (the “Purchase Date”) for purchase of Notes within five (5) Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1)           the Section of this Indenture pursuant to which the Offer to Purchase is being made;

(2)           the Expiration Date and the Purchase Date;

(3)           the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to Section 4.10 hereof) (the “Purchase Amount”);

(4)           the purchase price to be paid by the Company for each $1,000 principal amount of Notes accepted for payment (as specified pursuant to this Indenture) (the “Purchase Price”);

(5)           that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in minimum denominations of $2,000 principal amount or integral multiples of $1,000 thereof;

(6)           the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase, if applicable;

(7)           that, unless the Company defaults in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest on and after the Purchase Date, but that any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

(8)           that, on the Purchase Date, the Purchase Price will become due and payable upon each Note accepted for payment pursuant to the Offer to Purchase;

(9)           that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note or cause such Note to be surrendered at the place or places set forth in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

(10)         that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the Notes the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(11)         that (a) if Notes having an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes having an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in minimum denominations of $2,000 principal amount or integral multiples of $1,000 thereof shall be purchased); and

(12)         if applicable, that, in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered.

“Offering Memorandum” means the offering memorandum related to the issuance of the Notes on the Issue Date, dated October 31, 2007.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, principal accounting officer, controller, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company, by two Officers of the Company, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

“Parent” means Windy City Investments, Inc., and any successor.

“Participant” means, with respect to DTC, a Person who has an account with DTC.

“Paying Agent” means any Person authorized by the Company to pay the principal of, premium, if any, or interest on any Notes on behalf of the Company.

“Permitted Asset Swap” means, to the extent allowable under Section 1031 of the Code, the concurrent purchase and sale or exchange of Related Business Assets or a combination of

Related Business Assets (excluding any boot thereon) between the Company or any of its Restricted Subsidiaries and another Person.

“Permitted Business” means the business and any services, activities or businesses incidental, or directly related or similar to, or complementary to any line of business engaged in by the Company and its Subsidiaries as of the Issue Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

 “Permitted Holders” means (i) the Sponsor, (ii) any other Person making an investment in Parent concurrently with Sponsor on the Issue Date, (iii) any Person who is an Officer or otherwise a member of management of the Company or any of its Subsidiaries on the Issue Date, provided that if such Officers and members of management Beneficially Own more shares of Capital Stock of either of the Company or any of its direct or indirect parent entities than the amount of such shares Beneficially Owned by all the Officers as of the Issue Date or issued within 90 days thereafter, such excess shall be deemed not to be Beneficially Owned by Permitted Holders, (iv) any Related Party of any of the foregoing Persons and (v) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing Persons specified in clauses (i), (ii), (iii) or (iv) are members, provided that no member of the “group” (other than the Sponsor) shall, without giving effect to Rule 13d-5 of the Exchange Act, have Beneficial Ownership or otherwise, directly or indirectly, of 50% or more of the Voting Stock of the Company or any of its direct or indirect parent entities, including, without limitation, Parent.

“Permitted Investments” means

(1)           (A) any Investment by the Company in any Restricted Subsidiary or by a Restricted Subsidiary in the Company or another Restricted Subsidiary or (B) any Seed Capital Investment made by the Company or any Restricted Subsidiary in the ordinary course of business;

(2)           any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3)           any Investment by the Company or any Restricted Subsidiary in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4)           any Investment in securities or other assets not constituting cash or Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 4.10 or any other disposition of assets not constituting an Asset Sale;

(5)           any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification, replacement, renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under this Indenture;

(6)           loans and advances to, or guarantees of Indebtedness of, directors, employees, officers and consultants not in excess of $15.0 million outstanding at any one time, in the aggregate;

(7)           any Investment acquired by the Company or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by the Company or Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or settlement of delinquent accounts, or (B) as a result of a foreclosure by the Company or Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)           Hedging Obligations permitted under clause (10) of the second paragraph of Section 4.9 ;

(9)           loans and advances to officers, directors and employees for moving or relocation expenses and other similar expenses, in each case incurred in the ordinary course of business or to fund such Person’s purchase of Equity Interests of the Company;

(10)         any Investment by the Company or a Restricted Subsidiary having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding not to exceed $100.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (10);

(11)         Investments the payment for which consists of Equity Interests of the Company or any of its direct or indirect parent companies (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (3)(b) of the first paragraph of Section 4.7;

(12)         guarantees (including Guarantees) of Indebtedness permitted under Section 4.9 and performance guarantees consistent with past practice, and the creation of liens on the assets of the Company or any of its Restricted Subsidiaries in compliance with Section 4.12;

(13)         Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(14)         Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition;

(15)         additional Investments in joint ventures in an aggregate amount not to exceed $20.0 million at any time outstanding;

(16)         loans and advances relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity;

(17)         Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(18)         extensions of trade credit in the ordinary course of business; and

(19)         Investments relating to a Receivables Subsidiary that, in the good faith determination of the Company, are necessary or advisable to effect a Receivables Facility.

“Permitted Junior Securities” means

(1)           Equity Interests in the Company or any Guarantor; or

(2)           debt securities issued pursuant to a confirmed plan of reorganization that are subordinated in right of payment to (a) all Designated Senior Indebtedness and (b) any debt issued in exchange for Designated Senior Indebtedness substantially the same extent as, or to a greater extent than, the Guarantees are subordinated to Designated Senior Indebtedness under this Indenture.

“Permitted Liens” means the following types of Liens:

(1)           deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2)           Liens (including deposits) in favor of issuers of stay, customs, performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptance issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3)           Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(4)           Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized for, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(5)           Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under this Indenture and is secured by a Lien on the same property securing such Hedging Obligation;

(6)           Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(7)           Liens in favor of the Company or any Restricted Subsidiary;

(8)           Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien existing on the Issue Date or referred to in clauses (3), (4) and (l9) of this definition; provided, however, that such Liens (x) are no less favorable to the Holders of the Notes taken as a whole and (y) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(9)           other Liens securing Indebtedness for borrowed money or other obligations in an aggregate amount under this clause (9) not exceeding $35.0 million at any time;

(10)         Liens for taxes, assessments or other governmental charges or levies not overdue by more than forty-five (45) days or the nonpayment of which in the aggregate would not reasonably be expected to result in a material adverse effect, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or for property taxes on property that the Company or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(11)         judgment liens in respect of judgments that do not constitute an Event of Default;

(12)         pledges, deposits or security under workmen’s compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, deposits given to public or private utilities or any government authority or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements or earnest money deposits required in connection with a purchase agreement or other acquisition, in each case incurred in the ordinary course of business or consistent with past practice;

(13)         carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days, (ii) (A) that are being contested in good faith by appropriate proceedings and (B) the Company or a Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (iii) the existence of which would not reasonably be expected to result in a material adverse effect;

(14)         minor survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

(15)         leases, licenses, subleases or sublicenses (including, without limitation, licenses and sublicenses of intellectual property) granted to others in the ordinary course of business that do not (x) interfere in any material respect with the business of the Company or any of its material Restricted Subsidiaries or (y) secure any Indebtedness;

(16)         the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(17)         banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution or securities intermediary;

(18)         Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(19)         Liens on accounts receivable and related assets incurred in connection with Receivable Facility incurred pursuant to clause (18) of the second paragraph of Section 4.9;

(20)         Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits or securities accounts (including the right of set-off) and which are within the general parameters customary in the banking industry;

(21)         Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(22)         Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(23)         Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Indenture;

(24)         Liens with respect to the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with Section 4.9;

(25)         Liens to secure Indebtedness incurred pursuant to clauses (20) and (24) of the second paragraph of Section 4.9 ;

(26)         Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(27)         security given to a public or private utility or any governmental authority as required in the ordinary course of business;

(28)         landlords’ and lessors’ Liens in respect of rent not in default for more than sixty days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect;

(29)         Liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) with respect to customs duties in the ordinary course of business, (ii) that are not overdue by more than sixty (60) days, (iii) (A) that are being contested in good faith by appropriate proceedings, (B) the Company or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (iv) the existence of which would not reasonably be expected to result in a material adverse effect;

(30)         Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

(31)         Liens on the Capital Stock of Unrestricted Subsidiaries;

(32)         pledges or deposits made in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof (whether accrued or not), rights or claims against an insurer or other similar asset securing insurance premium financings permitted under clause (21) of the second paragraph of Section 4.9.

(33)         any encumbrance or retention (including put and call agreements and rights of first refusal) with respect to the Equity Interests of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar agreement;

(34)         Liens consisting of customary contractual restrictions on cash and Cash Equivalents;

(35)         Liens on property subject to Sale and Lease-Back Transactions permitted hereunder and general intangibles related thereto;

(36)         possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and other Permitted Investments; provided that such Liens (a) attach only to such Investments or other Investments held by such broker or dealer and (b) secure only obligations incurred in the ordinary course of business and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with the incurrence of Indebtedness or margin financing;

(37)         Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Investment; and

(38)         any interest or title of a licensor, a sublicensor, lessor or sublessor under any license or operating or true lease agreement.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up; provided that in no event shall Equity Interests outstanding as of the Issue Date or issued thereafter to any officer, director, employee or consultant of the Company or any Restricted Subsidiary in respect of services provided to the Company or a Restricted Subsidiary in the ordinary course of business approved by Board of Directors of the Company be considered Preferred Stock.

“Purchase Amount” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Price” has the meaning set forth in the definition of “Offer to Purchase.”

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of the Company in good faith.

“Rating Agencies” means (1) S&P and Moody’s or (2) if S&P or Moody’s or both of them are not making ratings publicly available, a nationally recognized statistical rating organization within the meaning of Rule 15c3-1(c)(2) under the Exchange Act, as the case may be, selected by the Company, which will be substituted for S&P or Moody’s or both, as the case may be.

“Receivables Facility” means any of one or more financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Company or any of its Restricted Subsidiaries sells their accounts receivable or rights to future advisory fees (including Rule 12b-1 fees) to either (A) a Person that is not a Restricted Subsidiary or (B) a Receivables Subsidiary that in turn sells its accounts receivable or rights to future advisory fees to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or rights to future advisory fees or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Record Date” for the interest or Additional Interest, if any, payable on any applicable Interest Payment Date means the last May 1 or November 1 (whether or not on a Business Day) preceding such Interest Payment Date.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

“Registration Rights Agreement” means the (i) Registration Rights Agreement dated as of the Issue Date between the Company, the Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Wachovia Capital Markets, LLC and Morgan Stanley & Co. Incorporated, as representatives of the initial purchasers relating to the Notes issued on the Issue Date and (ii) any other registration rights agreement entered into in connection with an issuance of Additional Notes in a private offering after the Issue Date.

“Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Regulation S Global Note Legend” means the legend identified as such in Exhibit A hereto.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business, provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon a receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Party” means (a) with respect to Madison Dearborn Partners, LLC or any other Person making an investment in Parent on the Issue Date, (i) any investment fund controlled by or under common control with Madison Dearborn Partners, LLC or such other Person making an investment in Parent on the Issue Date, as the case may be, any officer, director or person performing an equivalent function of the foregoing persons, or any entity controlled by any of the foregoing Persons and (ii) any spouse or lineal descendant (including by adoption and stepchildren) of the officers and directors referred to clause (a)(i); and (b) with respect to any officer of the Company or its Subsidiaries, (i) any spouse or lineal descendant (including by adoption and stepchildren) of the officer and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, stockholders, partners or owners who are the officer, any of the persons described in clause (b)(i) above or any combination of these identified relationships.

“Representative” means any agent or representative in respect of any Designated Senior Indebtedness; provided that if, and for so long as, any Designated Senior Indebtedness lacks such agent or representative, then the Representative for such Designated Senior Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Indebtedness.

“Resale Restriction Termination Date” means for any Transfer Restricted Note (or beneficial interest therein), that is (a) not a Regulation S Global Note (or Certificated Note issued in respect thereof pursuant to Section 2.6(b)), two years (or such other period specified in Rule 144(k)) from the Issue Date or, if any Additional Notes that are Transfer Restricted Notes have been issued before the Resale Restriction Termination Date for any Transfer Restricted Notes, from the latest such original issue date of such Additional Notes, and (b) a Regulation S Global Note (or Certificated Note issued in respect thereof pursuant to Section 2.6(b)), the date on or after the 40th consecutive day beginning on and including the later of (i) the day on which any Notes represented thereby are offered to persons other than distributors (as defined in Regulation S) pursuant to Regulation S and (ii) the issue date for such Notes.

“Responsible Officer” means, when used with respect to the Trustee, any officer assigned to the Corporate Trust Office of the Trustee having direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an investment other than a Permitted Investment.

“Restricted Notes Legend” means the legend identified as such in Exhibit A hereto.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Secured Indebtedness” means, as at any date of determination, an amount equal to (a) Consolidated Total Indebtedness minus (b) to the extent included in Consolidated Total Indebtedness, (i) the amount of any Capital Stock and (ii) if any Indebtedness and any guarantee thereof is not secured by any Lien, the amount of such Indebtedness.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) the aggregate amount of Secured Indebtedness of such Person as of such date of calculation to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is incurred. In the event that the Company or any of its Restricted Subsidiaries incurs or redeems any Indebtedness (other than incurrences or redemptions of working capital borrowings under revolving credit facilities in the ordinary course of business) subsequent to the end of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated using the aggregate amount of Secured Indebtedness as of the Secured Leverage Calculation Date. The Secured Indebtedness Leverage Ratio shall be calculated in a manner consistent with the definition of “Total Leverage Ratio,” including any pro forma calculations to EBITDA (including for acquisitions).

“Secured Leverage Calculation Date” has the meaning set forth in the definition of “Secured Indebtedness Leverage Ratio.”

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Seed Capital Investment” means each Investment Vehicle in which the Company or one or more of its Restricted Subsidiaries has invested or is investing “seed” or “early stages” capital in the ordinary course of business.

 “Significant Subsidiary” means any Restricted Subsidiary that would be “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Sponsor” means Madison Dearborn Partners, LLC and its Affiliates (other than any portfolio company thereof).

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company that is by its terms subordinated in right of payment to the Notes and (b) with respect to any Guarantor of the Notes, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guarantee of the Notes.

“Subsidiary” means, with respect to any specified Person:

(a)           any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(b)           any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity;

provided that, in all cases, Subsidiary shall not include any Investment Vehicle even if any such entity would be consolidated with the Company under GAAP.

“Subsidiary Guarantors” means the Guarantors other than Parent or any other direct or indirect parent of the Company that delivers a Guarantee.

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended, as in effect on the date hereof.

“Total Assets” means total assets of the Company and its Restricted Subsidiaries on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of the Company and its Restricted Subsidiaries as may be expressly stated.

“Total Leverage Ratio” means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of Total Consolidated Indebtedness of such Person as of the end of such period to the EBITDA (as calculated below) of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees or repays any Indebtedness (other than incurrences or repayments of working capital borrowings under revolving credit facilities in the ordinary course of business) or issues or redeems Disqualified Stock or Preferred Stock, in each case subsequent to the end of the period for which the Total Leverage Ratio is being calculated but prior to the event for which the calculation of the Total Leverage Ratio is made (the “Calculation Date”), then the Total Leverage Ratio shall be calculated using the aggregate amount of Total Consolidated Indebtedness as of the Calculation Date.

If Investments, acquisitions, dispositions, mergers or consolidations outside the ordinary course of business have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date, then the Total Leverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Total Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation (including, without limitation, the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include synergies, operating improvements and operating expense reductions for such period resulting from the transaction which is being given pro forma effect that (A) have been realized or (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (C) for which the steps necessary for realization are reasonably expected to be taken within the twelve-month period following such transaction and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead, provided that, in each case, such adjustments are set forth in an Officers’ Certificate signed by the Company’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) in the case of item (B) or (C) above, that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to this Indenture.

“Total Net Tangible Assets” means total assets of the Company and its Restricted Subsidiaries, less all goodwill, trade names, trademarks, patents and any other like intangibles, all on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of the Company and its Restricted Subsidiaries as may be expressly stated.

“Transaction Expenses” means any fees or expenses incurred or paid by the Company or any Restricted Subsidiary in connection with the Transactions, including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options or other equity interests.

“Transactions” means (i) the transactions contemplated by the Acquisition Agreement, (ii) the entry into the Credit Agreement and incurrence of Indebtedness thereunder on the Issue Date by the Company and the guarantors thereunder, (iii) the issuance of the Notes and the provision of Guarantees by the Guarantors, (iv) the refinancing of certain existing indebtedness of the Company as contemplated in the Offering Memorandum, (v) the payment of fees and expenses related to each of the foregoing and (vi) all other transactions relating to any of the foregoing in each case, as contemplated as of the Issue Date pursuant to the terms of the Acquisition Agreement.

“Transfer Restricted Notes” means Notes that bear or are required to bear the Restricted Notes Legend.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two (2) Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to November 15, 2011; provided, however, that if the period from such redemption date to November 15, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” has the meaning set forth in the preamble to this Indenture.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means one or more Global Notes that bears a Global Note Legend and that is deposited with or on behalf of and registered in the name of a Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board

of Directors of the Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than any Unrestricted Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company, (b) such designation complies with Section 4.7 and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary (other than the Capital Stock of such Subsidiary to be so designated). The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such re-designation, no Event of Default shall have occurred and be continuing and any Indebtedness of, or Lien existing on assets of, such Subsidiary existing at the time of such redesignation is permitted pursuant to the covenants described under Sections 4.9 and 4.12 Any such designation or redesignation by the Board of Directors of the Company shall be notified by the Company to the Trustee by promptly filing with such Trustee a copy of the Board Resolution giving effect to such designation or redesignation and an Officers’ Certificate certifying that such designation or resignation, as the case may be, complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two (2) Business Days prior to such determination.

Except as described in Section 4.9, whenever it is necessary to determine whether the Company has complied with any covenant in this Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Securities” means securities that are

(a)           direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(b)           obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)           the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)           the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.2         Other Definitions.

Term	Defined in Section
“Acceleration Notice”	6.2
“Act”	12.14(a)
“Affiliate Transaction”	4.11
“Agent Members”	2.6(a)
“Adjusted Net Assets”	10.6
“Authorization Order”	2.2
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.3
“Event of Default”	6.1
“Excess Proceeds”	4.10

“Funding Guarantor”	10.6
“Guarantee Blockage Notice	11.3
“Guarantee Payment Blockage Period	11.3
“Guarantor Payment Default”	11.3
“incur”	4.9
“Initial Notes”	2.2
“Interest Payment Date”	Exhibit A
“Legal Defeasance”	8.2
“Limited Non-Guarantor Debt Exceptions”	4.9
“Merger”	Recitals
“Non-Guarantor Payment Default”	11.3
“Offer Amount”	3.9
“QIBs”	2.1(b)
“QIB Global Note”	2.1(b)
“Permitted Debt”	4.9
“Refinancing Indebtedness”	4.9
“Refunding Capital Stock”	4.7
“Registrar”	2.3
“Regulation S”	2.1(b)
“Regulation S Global Note”	2.1(b)
“Restricted Payment”	4.7
“Retired Capital Stock”	4.7
“Rule 144A”	2.1(b)
“Successor Company”	5.1
“Successor Guarantor”	10.5(a)
“Successor Parent Guarantor”	10.5(b)

SECTION 1.3         Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in, and made a part of, this Indenture.

The following TIA terms have the following meanings:

“indenture securities” means the Notes and any Guarantee;

“indenture security holder” means a Holder;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes means the Company and any successor obligor upon the Notes or any Guarantor.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by the Commission rule under the TIA have the meanings so assigned to them therein.

SECTION 1.4         Rules of Construction.

Unless the context otherwise requires:

(1)           a term has the meaning assigned to it herein;

(2)           an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(3)           “or” is not exclusive;

(4)           words in the singular include the plural, and in the plural include the singular;

(5)           “will” shall be interpreted to express a command;

(6)           unless otherwise specified, any reference to Section or Article refers to such Section or Article of this Indenture;

(7)           provisions apply to successive events and transactions; and

(8)           references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time.

ARTICLE II

THE NOTES

SECTION 2.1         Form and Dating.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage; provided, that the text of any such notations, legends or endorsements shall be delivered to the Trustee in writing by the Company in a form acceptable to the Company. Each Note shall be dated the date of its authentication. The Notes initially shall be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Trustee and the Paying Agent and Registrar, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(a)           The Notes shall be issued initially in the form of one or more Global Notes substantially in the form attached as Exhibit A hereto, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee as custodian for the Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided.

Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the principal aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and transfers of interests. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Registrar or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.6 hereof. The aggregate amount outstanding of any Global Note shall be reflected on the books and records of the Trustee.

Except as set forth in Section 2.6 hereof, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

(b)           The Initial Notes are being issued by the Company only (i) to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) (“QIBs”) or (ii) in reliance on Regulation S under the Securities Act (“Regulation S”). After such initial offers, Initial Notes that are Transfer Restricted Notes may be transferred to QIBs, in reliance on Rule 144A or outside the United States pursuant to Regulation S or to the Company, in accordance with certain transfer restrictions. Initial Notes that are offered in reliance on Rule 144A shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A (the “QIB Global Note”) deposited with the Trustee, as Note Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided.

Initial Notes that are offered in offshore transactions in reliance on Regulation S shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A (the “Regulation S Global Note”) deposited with the Trustee, as Note Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The QIB Global Note and the Regulation S Global Note shall each be issued with separate CUSIP numbers. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as Note Custodian. Transfers of Notes between QIBs and to or by purchasers pursuant to Regulation S shall be represented by appropriate increases and decreases to the respective amounts of the appropriate Global Notes, as more fully provided in Section 2.16.

(c)           Section 2.1(b) shall apply only to Global Notes deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with Section 2.1(b) and this Section 2.1(c), authenticate and deliver the Global Notes that (i) shall be registered in the name of the Depositary or the nominee of the Depositary and (ii) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions or held by the Trustee as Note Custodian for the Depositary.

The Trustee shall have no responsibility or obligation to any Beneficial Owner that is a member of (or a participant in) DTC or any other Person with respect to the accuracy of the records of DTC (or its nominee) or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to the Notes. The Trustee may rely (and shall be fully protected in relying) upon information furnished by DTC with respect to its members, participants and any beneficial owners in the Notes.

(d)           Notes issued in certificated form shall be substantially in the form of Exhibit A attached hereto.

SECTION 2.2         Execution and Authentication.

An Officer shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of a Responsible Officer of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall authenticate (i) on the Issue Date, Notes for original issue in an aggregate principal amount not to exceed $785,000,000 (the “Initial Notes”), (ii) Additional Notes in an unlimited amount (so long as not otherwise prohibited by the terms of this Indenture, including, without limitation, Section 4.9), (iii) Exchange Notes or private exchange notes (x) in exchange for a like principal amount of Initial Notes or (y) in exchange for a like principal amount of Additional Notes, in each case, upon a written order of the Company in the form of a certificate signed by one Officer of the Company (an “Authentication Order”) directing the Trustee to authenticate the Notes and certifying that all conditions precedent to the issuance of the Notes contained herein have been complied with, accompanied by an Opinion of Counsel in a form reasonably satisfactory to the Trustee, to the effect that all such conditions precedent have been satisfied. Each such Authentication Order shall specify the principal amount and registered holder of each Note to be authenticated and the date on which the Notes are to be authenticated, whether the Notes are to be Initial Notes, Exchange Notes, private exchange notes or Additional Notes and whether the Notes are to be issued as certificated Notes or Global Notes or such other information as the Trustee may reasonably request.

The Company may appoint an authenticating agent reasonably acceptable to the Trustee to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or the Company or an Affiliate of the Company.

SECTION 2.3         Registrar; Paying Agent.

The Company shall maintain (i) an office or agency within the City and State of New York where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency where Notes may be presented for payment to a Paying Agent. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder.

The Company shall promptly notify the Trustee in writing, and the Trustee shall notify the Holders, of the name and address of any Agent not a party to this Indenture. The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which shall incorporate the provisions of the TIA. The agreement shall implement the provisions of this Indenture that relate to such Agent. If the Company fails to appoint or maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 7.7 hereof. The Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar, except that for the purposes of Articles Three and Eight and Sections 4.10 and 4.14, neither the Company nor any Affiliate of the Company shall act as Paying Agent.

The Company initially appoints the Trustee to act as the Note Custodian, Registrar and Paying Agent.

The Company initially appoints DTC to act as the Depositary with respect to the Global Notes.

SECTION 2.4         Paying Agent To Hold Money in Trust.

The Company shall require each Paying Agent not a party to this Indenture to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or Additional Interest, if any, or interest on the Notes, and shall notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent not a party to this Indenture to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent not a party to this Indenture to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Restricted Subsidiary) shall have no further liability for the money. If the Company or a Restricted Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon the occurrence of events specified in Section 6.1(7) hereof, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5         Holder Lists.

The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven (7) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, including the aggregate principal amount of the Notes held by each Holder thereof, and the Company shall otherwise comply with TIA § 312(a).

SECTION 2.6         Book-Entry Provisions for Global Notes.

(a)           Each Global Note shall (i) be registered in the name of the Depositary for such Global Notes or the nominee of such Depositary, (ii) be delivered to the Trustee as custodian for such Depositary and (iii) bear legends as required by Section 2.6(e).

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as Note Custodian, or under the Global Note, and the Depositary will be treated by the Company, the Trustee Note Custodian and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee, Note Custodian or any agent of the Company or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(b)           Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depositary, its successors or the irrespective nominees. Interests of beneficial owners in a Global Note may be transferred in accordance with Section 2.16 and the rules and procedures of the Depositary. In addition, Certificated Notes shall be transferred to all beneficial owners (or the requesting beneficial owners, in the case of clause (ii)) in exchange for their beneficial interests only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Notes or the Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by the Company within 90 days of such notice or (ii) an Event of Default of which a Responsible Officer of the Trustee has received actual written notice at the Corporate Trust Office of the Trustee has occurred and is continuing and the Registrar has received a request from any beneficial owner of an interest in the Global Note (subject to the fourth paragraph of Section 2.1(c) hereof) to issue such Certificated Notes.

(c)           In connection with the transfer of the entire Global Note to beneficial owners pursuant to clause (b) of this Section 2.6, such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depositary in exchange for its beneficial interest in such Global Note an equal aggregate principal amount of Certificated Notes of authorized denominations.

(d)           The registered holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interest through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(e)           Each Global Note shall bear the Global Note Legend on the face thereof.

(f)            At such time as all beneficial interests in Global Notes have been exchanged for Certificated Notes, redeemed, repurchased or cancelled, all Global Notes shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Certificated Notes, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Trustee or the Note Custodian, at the direction of the Trustee, to reflect such reduction.

(g)           General Provisions Relating to Transfers and Exchanges.

(1)           To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Certificated Notes upon receipt by the Trustee of a written order by the Company signed by one Officer of the Company in accordance with Section 2.2.

(2)           No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any stamp or transfer tax or similar governmental charge payable in connection therewith (other than any such stamp or transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.2, 2.10, 3.7, 4.10, 4.14 and 9.5 hereto).

(3)           All Global Notes and Certificated Notes issued upon any registration of transfer or exchange of Global Notes or Certificated Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Certificated Notes surrendered upon such registration of transfer or exchange.

(4)           The Registrar shall not be required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.2 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(5)           Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, if any, and interest and Additional Interest, if any, on such Notes and for all other purposes, and neither the Trustee, any Agent nor the Company shall be affected by notice to the contrary.

(6)           The Trustee shall authenticate Global Notes and Certificated Notes in accordance with the provisions of Section 2.2 hereof. Except as provided in Section 2.6(b), neither the Trustee nor the Registrar shall authenticate or deliver any Certificated Note in exchange for a Global Note.

(7)           Each Holder agrees to provide reasonable indemnity to the Company and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal or state securities law.

(8)           The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(h)           Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Company shall issue an Officers’ Certificate stating that such Registration Statement has been declared effective and deliver an Authentication Order to the Trustee, and, upon receipt of an Authentication Order in accordance with Section 2.2, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes tendered for acceptance by Persons that certify in the applicable Letters of Transmittal that (x) they are not affiliates (as defined in Rule 144) of the Company, (y) they are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any Person to participate in, a distribution of the Exchange Notes to be issued in the Exchange Offer and (z) they are acquiring the Exchange Notes in their ordinary course of business and (ii) Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in the Exchange Offer. Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the Restricted Global Notes to be reduced accordingly, and the Trustee shall deliver to the Persons designated by the Holders of Restricted Global Notes or Restricted Definitive Notes so accepted the Unrestricted Global Notes or Unrestricted Definitive Notes issued and authenticated in accordance with the preceding sentence in the appropriate principal amount.

SECTION 2.7         Replacement Notes.

If any mutilated Note is surrendered to the Trustee, or the Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon the written order of the Company signed by one Officer of the Company, shall authenticate a replacement Note if the Trustee’s requirements are met. In connection with the replacement of a Note, the Company and the Trustee will require an indemnity bond from the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss, liability or expense that any of them may suffer if a Note is replaced and subsequently presented or claimed for payment. The Company and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.8         Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.8 as not outstanding. Except as set forth in Section 2.9 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.7 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.1 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Restricted Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.9         Treasury Notes.

In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or by any Affiliate of the Company shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes shown on the register or identified by the Company in an Officers’ Certificate as being owned shall be so disregarded. Notwithstanding the foregoing, Notes that are to be acquired by the Company or an Affiliate of the Company pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity.

SECTION 2.10       Temporary Notes.

Until Certificated Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes upon a written order of the Company signed by one Officer of the Company in accordance with Section 2.2. Temporary Notes shall be substantially in the form of Certificated Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall upon receipt of a written order of the Company signed by one Officer authenticate Certificated Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11       Cancellation.

The Company at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder or which the Company may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee. All Notes surrendered for registration of transfer, exchange or payment, if surrendered to any Person other than the Trustee, shall be delivered to the Trustee. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation. Subject to Section 2.7 hereof, the Company may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Trustee for cancellation. All cancelled Notes held by the Trustee shall be disposed of in accordance with its customary practice, and certification of their disposal delivered to the Company.

SECTION 2.12       Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, which date shall be at the earliest practicable date but in all events at least five (5) Business Days prior to the payment date, in each case at the rate provided in the Notes and in Section 4.1 hereof. The Company shall fix or cause to be fixed each such special record date and payment date and shall promptly thereafter notify the Trustee of any such date. At least 15 days before the special record date, the Company (or the Trustee, in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

SECTION 2.13       Record Date.

Unless otherwise set forth in this Indenture, the record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture shall be determined as provided for in TIA § 316(c).

SECTION 2.14       Computation of Interest.

Interest and Additional Interest, if any, on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECTION 2.15       CUSIP Number.

The Company in issuing the Notes may use a “CUSIP” number, and if it does so, the Trustee shall use the CUSIP number in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes. The Company shall promptly notify the Trustee of any change in the CUSIP number.

SECTION 2.16       Special Transfer Provisions.

Each Initial Note and each Additional Note issued pursuant to an exemption from registration under the Securities Act will constitute a Transfer Restricted Note and be required to bear the Restricted Notes Legend until the expiration of the Resale Restriction Termination Date therefor, unless and until such Transfer Restricted Note is transferred or exchanged pursuant to an effective registration statement under the Securities Act. The following provisions shall apply to the transfer of a Transfer Restricted Note:

(a)           Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Transfer Restricted Note (other than pursuant to Regulation S):

(i)            The Registrar shall register the transfer of a Transfer Restricted Note by a Holder to a QIB if such transfer is being made by a proposed transferor who has provided the Registrar with (a) an appropriately completed certificate of transfer in the form attached to the Note and (b) a letter substantially in the form set forth in Exhibit C hereto.

(ii)           If the proposed transferee is an Agent Member and the Transfer Restricted Note to be transferred consists of an interest in the Regulation S Global Note, upon receipt by the Registrar of (x) the items required by paragraph (i) above and (y) instructions given in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the QIB Global Note in an amount equal to the principal amount of the beneficial interest in the Regulation S Global Note to be so transferred, and the Registrar shall reflect on its books and records the date and an appropriate decrease in the principal amount of such Regulation S Global Note.

(b)           Transfers Pursuant to Regulation S. The following provisions shall apply with respect to registration of any proposed transfer of a Transfer Restricted Note pursuant to Regulation S:

(i)            The Registrar shall register any proposed transfer of a Transfer Restricted Note pursuant to Regulation S by a Holder upon receipt of (a) an appropriately completed certificate of transfer in the form attached to the Note and (b) a letter substantially in the form set forth in Exhibit D hereto from the proposed transferor.

(ii)           If the proposed transferee is an Agent Member holding a beneficial interest in a QIB Global Note and the Transfer Restricted Note to be transferred consists of an interest in a QIB Global Note, upon receipt by the Registrar of (x) the letter, if any, required by paragraph (i) above and (y) instructions in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Regulation S Global Note in an amount equal to the principal amount of the beneficial interest in the QIB Global Note to be transferred, and the Registrar shall reflect on its books and records the date and an appropriate decrease in the principal amount of the QIB Global Note.

(c)           Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing the Restricted Notes Legend, the Registrar shall deliver Notes that do not bear the Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing the Restricted Notes Legend, the Registrar shall deliver only Notes that bear the Restricted Notes Legend unless there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(d)           General. By its acceptance of any Note bearing the Restricted Notes Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Restricted Notes Legend and agrees that it shall transfer such Note only as provided in this Indenture. A transfer of a beneficial interest in a Global Note that does not involve an exchange of such interest for a Certificated Note or a beneficial interest in another Global Note shall be subject to compliance with applicable law and the applicable procedures of the Depositary, but is not subject any procedure required by this Indenture.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.16.

SECTION 2.17       Issuance of Additional Notes.

The Company shall be entitled to issue Additional Notes, including Exchange Notes, under this Indenture that shall have identical terms as the Initial Notes, other than with respect to the date of issuance, issue price and amount of interest payable on the first interest payment date applicable thereto (and, if such Additional Notes shall be issued in the form of Transfer Restricted Notes, other than with respect to transfer restrictions, any registration rights agreement and additional interest with respect thereto); provided that such issuance is not prohibited by the terms of this Indenture, including Section 4.9 and Section 4.12.

The Initial Notes and any Additional Notes subsequently issued under this Indenture will be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase.

With respect to any Additional Notes, the Company shall set forth in a Board Resolution and in an Officers’ Certificate, a copy of each of which shall be delivered to the Trustee, the following information:

(1)           the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2)           the issue price, the issue date, the CUSIP number of such Additional Notes, the first interest payment date and the amount of interest payable on such first interest payment date applicable thereto and the date from which interest shall accrue; and

(3)           whether such Additional Notes shall be Transfer Restricted Notes.

ARTICLE III

REDEMPTION AND PREPAYMENT

SECTION 3.1         Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.7 hereof, it shall furnish to the Trustee, at least 30 days or such shorter period as is acceptable to the Trustee before a redemption date, an Officers’ Certificate setting forth (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the Redemption Price.

If the Company is required to make an offer to purchase Notes pursuant to Section 4.10 or 4.14 hereof, it shall furnish to the Trustee, at least 30 days or such shorter period as is acceptable to the Trustee before the scheduled purchase date, an Officers’ Certificate setting forth (i) the Section of this Indenture pursuant to which the offer to purchase shall occur, (ii) the terms of the offer, (iii) the principal amount of Notes to be purchased, (iv) the purchase price and (v) the purchase date and further setting forth a statement to the effect that (a) the Company or one of its Subsidiaries has effected an Asset Sale and there are Excess Proceeds aggregating more than $25.0 million or (b) a Change of Control has occurred, as applicable.

The Company will also provide the Trustee with any additional information that the Trustee reasonably requests in connection with any redemption or offer.

SECTION 3.2         Selection of Notes To Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Registrar will select Notes for redemption as follows:

(1)           if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such Notes are listed; or

(2)           if the Notes are not listed on any national securities exchange, on a pro rata basis to the extent practicable or in accordance with customary procedures of DTC.

No Notes of $2,000 or less shall be redeemed in part. Except as otherwise provided herein, notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Sections 8.2, 8.3 or 8.8 hereof.

If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate). Notes called for redemption become due on the date fixed for redemption.

On and after the redemption date, interest shall cease to accrue on Notes or portions of them called for redemption so long as the Company has deposited with the paying agent for the Notes funds in satisfaction of the redemption price (including accrued and unpaid interest on the Notes to be redeemed) pursuant to this Indenture. The Registrar shall make the selection from the Notes outstanding and not previously called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable Redemption Price pursuant to this Indenture and shall promptly notify the Company in writing of the Notes selected for redemption. The Registrar may select for redemption portions (equal to $2,000 or any integral multiples of $1,000 thereof) of the principal of the Notes that have denominations larger than $2,000.

SECTION 3.3         Notice of Redemption.

Subject to the provisions of Section 3.9, at least 30 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed by first class mail, a notice of redemption to the Trustee, the Registrar and each Holder whose Notes are to be redeemed.

The notice shall identify the Notes to be redeemed and shall state:

(1)           the redemption date;

(2)           the Redemption Price;

(3)           if any Note is being redeemed in part, the portion of the principal amount of such Notes to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(4)           the name, telephone number and address of the Paying Agent;

(5)           that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(6)           that, on the redemption date, the redemption price will become due and payable upon each such Note or portion thereof, and that, unless the Company defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(7)           the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8)           that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided, however, that the Company shall have delivered to the Trustee, at least 45 days prior to the redemption date (or such shorter period as is acceptable to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and providing a form of notice setting forth the information to be stated in the notice as provided in the preceding paragraph. The notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note.

SECTION 3.4         Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.3 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the Redemption Price plus accrued and unpaid interest and Additional Interest, if any, to such date. Any notice of redemption that is not mailed at least 30 days prior to the redemption date shall result in such redemption date becoming effective 30 days following the date the notice is mailed. A notice of redemption may not be conditional.

SECTION 3.5         Deposit of Redemption of Purchase Price.

On or before 10:00 a.m. (New York City time) on each redemption date or the date on which Notes must be accepted for purchase pursuant to Section 4.10 or 4.14, the Company shall deposit with the Paying Agent (other than the Company or an Affiliate of the Company) money sufficient to pay the Redemption Price of and accrued and unpaid interest and Additional Interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the Redemption Price of (including any applicable premium), and accrued interest and Additional Interest, if any, on, all Notes to be redeemed or purchased.

If Notes called for redemption or tendered in an Asset Sale Offer or Change of Control Offer are paid or if the Company has deposited with the Paying Agent money sufficient to pay the redemption or purchase price of, and unpaid and accrued interest, if any, on, all Notes to be redeemed or purchased, on and after the redemption or purchase date, interest, if any, shall cease to accrue on the Notes or the portions of Notes called for redemption or tendered and not withdrawn in an Asset Sale Offer or Change of Control Offer (regardless of whether certificates for such securities are actually surrendered). If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest and Additional Interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case, at the rate provided in the Notes and in Section 4.1 hereof. If any Note called for redemption or tendered in an Asset Sale Offer or Change of Control Offer shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest and Additional Interest, if any, shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal.

Any and all interest payable upon any redemption shall be payable in cash.

SECTION 3.6         Notes Redeemed in Part.

Upon surrender and cancellation of a Note that is redeemed in part, the Company shall issue and, upon the written request of an Officer of the Company, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered and cancelled; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

SECTION 3.7         Optional Redemption.

(a)           The Notes may be redeemed, in whole or in part, at any time prior to November 15, 2011, at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a Redemption Price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

(b)           The Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after November 15, 2011, upon not less than 30 nor more than 60 days’ notice, at the following Redemption Prices (expressed as a percentage of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest and Additional Interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date) if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

Year	Percentage
2011	105.250%
2012	102.625%
2013 and thereafter	100.00%

(c)           In addition to the optional redemption of the Notes in accordance with the provisions of the preceding paragraph, prior to November 15, 2010, the Company may on one or more occasions, with the net cash proceeds of one or more Equity Offerings, redeem up to 35% of the aggregate principal amount of the outstanding Notes at a Redemption Price of 110.5% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of redemption (provided that if the Equity Offering is an offering by Parent or any of its direct or indirect parent companies, a portion of the net cash proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Company); provided that at least 65% of the aggregate principal amount of Notes originally issued on the Issue Date remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by Parent and its Affiliates) and that any such redemption occurs within 90 days following the closing of any such Equity Offering.

SECTION 3.8         Mandatory Redemption.

Except as set forth under Section 3.9, 4.10 and 4.14 hereof, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.9         Offer to Purchase.

In the event that the Company shall be required to commence an Offer to Purchase pursuant to an Asset Sale Offer or a Change of Control Offer, the Company shall follow the procedures specified below.

On the Purchase Date, the Company shall purchase the aggregate principal amount of Notes required to be purchased pursuant to Section 4.10 hereof or Section 4.14 hereof (the “Offer Amount”), or if less than the Offer Amount has been tendered, all Notes tendered in response to the Offer to Purchase. If the Purchase Date is on or after the interest record date and on or before the related interest payment date, any accrued and unpaid interest and Additional Interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest, if any, shall be payable to the Holders who tender Notes pursuant to the Offer to Purchase. The Company shall notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase.

On or before 10:00 a.m. (New York City time) on each Purchase Date, the Company shall irrevocably deposit with the Paying Agent (other than the Company or an Affiliate of the Company) in immediately available funds the aggregate purchase price equal to the Offer Amount, or if less than the Offer Amount has been properly tendered, the aggregate purchase price equal to all Notes or portion of Notes properly tendered, together with accrued and unpaid interest, if any, thereon, to be held for payment in accordance with the terms of this Section 3.9. On the Purchase Date, the Company shall, to the extent lawful, (i) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Offer to Purchase, or if less than the Offer Amount has been tendered, all Notes tendered, (ii) deliver or cause the Paying Agent or Depositary, as the case may be, to deliver to the Trustee Notes so accepted and (iii) deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.9. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, plus any accrued and unpaid interest and Additional Interest, if any, thereon, and the Company shall promptly issue a new Note, and the Trustee, at the written request of the Company, shall authenticate and mail or deliver (or cause to be transferred by book entry) at the expense of the Company such new Note to such Holder, equal in principal amount to any unpurchased portion of such Holder’s Notes surrendered, if any; provided that each new Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce in a newspaper of general circulation or in a press release provided to a nationally recognized financial wire service the results of the Offer to Purchase on the Purchase Date.

Other than as specifically provided in this Section 3.9, any purchase pursuant to this Section 3.9 shall be made pursuant to the provisions of Sections 3.1 through 3.6 hereof.

ARTICLE IV

COVENANTS

SECTION 4.1         Payment of Notes.

(a)           The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest and Additional Interest, if any, shall be considered paid for all purposes hereunder on the date the Paying Agent, if other than the Company or a Subsidiary thereof, holds, as of 10:00 a.m. (New York City time), money deposited by the Company in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest and Additional Interest, if any, then due. The Company shall pay all Additional Interest, if any, in the same manner on the dates and amounts set forth in the Registration Rights Agreement; provided, however, the Company shall deliver an Officers’ Certificate to the Trustee stating that Additional Interest is due and stating the amount of such Additional Interest on $1,000 aggregate principal amount of Notes to the Trustee no later than the Record Date of such payment. Unless and until the Trustee receives an Officers’ Certificate stating that Additional Interest is due and payable, the Trustee is entitle to assume no Additional Interest is due.

(b)           The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

SECTION 4.2         Maintenance of Office or Agency.

The Company shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.3 hereof.

SECTION 4.3         Reports.

Whether or not required by the Commission, so long as any Notes are outstanding, if not filed electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system), the Company will furnish to the Holders, within fifteen days after the deadlines specified in the Commission’s rules and regulations for a filer that is a “non-accelerated filer”:

(1)           substantially the same quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)           substantially the same current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports (other than those current reports relating to Section 3 (Securities and Trading Markets), Section 5 (Corporate Governance and Management), Section 6 (Asset-Backed Securities) and Section 8 (Other Events) or successor provisions, provided, however, that the Company shall be required to file current reports relating to change of control of the Company, any amendments to the charter documents of the Company or any Guarantor or any material modification to rights of security holders).

In addition, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) for a filer that is not an “accelerated filer” (as defined in such rules and regulations) and make such information available to securities analysts and prospective investors upon request. To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default or Event of Default with respect thereto shall be deemed to have been cured; provided, that such cure shall not otherwise affect the rights of the Holders pursuant to Article VI if holders of at least 25% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d) (4) under the Securities Act.

In addition, if at any time Parent or any direct or indirect parent company that becomes a Guarantor (there being no obligation of any such parent company to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of the Company or any other direct or indirect parent of the Company (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to Holders of the Notes pursuant to this Section 4.3 may, at the option of the Company, be filed by and be those of Parent or such parent company (as applicable) rather than the Company; provided that the same is accompanied by consolidating information as required by Rule 3-10 of Regulation S-X that explains in reasonable detail the differences between the information relating to Parent and such other parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

If the Company is required to furnish reports to the Holders pursuant to the first paragraph of this Section 4.3, the Company shall provide the Trustee with a sufficient number of copies of all reports and other documents and information and, if requested by the Company, at its expense, the Trustee will deliver such reports to the Holders under this Section 4.3. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from the information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee is under no duty to examine such reports, information or documents to ensure compliance with the provisions of this Indenture or to ascertain the correctness or otherwise of the information of the statements contained therein. The Trustee is entitled to assume such compliance and correctness unless a Responsible Officer of the Trustee is informed otherwise.

SECTION 4.4         Compliance Certificate.

The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year beginning with the fiscal year ending December 31, 2007, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether each has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that, to the best of his or her knowledge, no Default or Event of Default has occurred during the previous fiscal year (or, if a Default or

Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that, to the best of his or her knowledge, no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest or Additional Interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default (unless such Default or Event of Default has been cured prior to such time) and what action the Company is taking or proposes to take with respect thereto.

Except with respect to receipt of Note payments when due and any Default or Event of Default information contained in the Officer’s Certificate delivered to it pursuant to this Section 4.4 the Trustee shall have no duty to review, ascertain or confirm the Company’s compliance with, or the breach of any representation, warranty of covenant made in this Indenture.

SECTION 4.5         Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies, except such as are contested in good faith and by appropriate proceedings and with respect to which appropriate reserves have been taken in accordance with GAAP or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 4.6         Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenant (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.7         Limitation on Restricted Payments.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)           declare or pay any dividend or make any other distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (i) dividends or distributions by the Company payable in Equity Interests (other than

Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock) and (ii) dividends or distributions by a Restricted Subsidiary payable on or in respect of any class or series of its securities, provided that such dividend or distribution is made in accordance with the terms of the agreement or instrument governing such class or series of securities);

(b)           purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent entity of the Company held by any Person (other than by a Restricted Subsidiary), including in connection with any merger or consolidation;

(c)           make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness (other than (x) Indebtedness permitted under clause (8) of the second paragraph of Section 4.9 or (y) the purchase, repurchase or other acquisition or retirement of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, acquisition or retirement); or

(d)           make any Restricted Investment;

(all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)           no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)           the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Total Leverage Ratio test set forth in the first paragraph of Section 4.9; and

(3)           such Restricted Payment, together with (A) the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (9), (11), (13), (14), (15) and (16) of the next succeeding paragraph; provided that the calculation of Restricted Payments shall also exclude the amounts paid or distributed pursuant to clause (1) of the next paragraph to the extent that the declaration of such dividend or other distribution shall have previously been included as a Restricted Payment), and (B) the aggregate amount of all prepayments of Existing Notes pursuant to clause (B) of the proviso in clause (2) of Section 4.18 made by the Company and its Restricted Subsidiaries after the Issue Date, is less than the sum, without duplication, of

(a)           50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(b)           100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of the Company, of property received by the Company after the Issue Date from the issue or sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) of (x) Equity Interests of the Company (excluding (i) cash proceeds applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph, (ii) cash proceeds received from the sale of Refunding Capital Stock to the extent such amounts have been applied to Restricted Payments made in accordance with clause (2) of the next succeeding paragraph, (iii) Designated Preferred Stock and (iv) Disqualified Stock) or (y) debt securities or Disqualified Stock of the Company that has been converted into or exchanged for Equity Interests of the Company (other than (i) Refunding Capital Stock, (ii) Equity Interests or convertible debt securities of Parent or any other direct or indirect parent company sold to a Subsidiary or Parent, (iii) Disqualified Stock or (iv) Designated Preferred Stock), plus

(c)           100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of the Company, of property contributed to the equity capital of the Company after the Issue Date (other than (i) by a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries, (ii) any Excluded Contributions, (iii) any Disqualified Stock, (iv) any Refunding Capital Stock, (v) any Designated Preferred Stock and (vi) cash proceeds applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph), plus

(d)           to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received by the Company or a Restricted Subsidiary after the Issue Date in cash and the fair market value, as determined in good faith by the Board of Directors of the Company, of property received by the Company or a Restricted Subsidiary after the Issue Date by means of (A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of the Company or its Restricted Subsidiaries or (B) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend or other distribution from an Unrestricted Subsidiary, plus

(e)           in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary or of the assets transferred (as applicable), as determined by the Board of Directors of the Company in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment), plus

(f)            $125.0 million.

The preceding provisions will not prohibit:

(1)           the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture;

(2)           (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company or any direct or indirect parent of the Company (“Retired Capital Stock”) or Subordinated Indebtedness in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to the Company or any of its Subsidiaries) of Equity Interests of the Company or contributions to the equity capital of the Company (in each case, other than Disqualified Stock) (“Refunding Capital Stock”) and (B) the declaration and payment of dividends on Retired Capital Stock out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;

(3)           the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness made in exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the borrower of such Subordinated Indebtedness which is incurred in compliance with Section 4.9 so long as (A) such new Indebtedness is subordinated to the Notes and any Guarantees thereof at least to the same extent as such Subordinated Indebtedness so redeemed, repurchased, acquired or retired, (B) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (C) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4)           a Restricted Payment to pay for the repurchase, retirement, redemption or other acquisition or retirement for value of Equity Interests of the Company or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Company, any Subsidiary or any of its direct or indirect parent companies (or their permitted transferees, assigns, estates or heirs) pursuant to any management unit purchase agreement, management equity plan or stock option plan or any other management or employee benefit plan, agreement or arrangement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Company or any direct or indirect parent company in connection with any such repurchase, retirement or other acquisition or retirement), provided, however, that the aggregate amount of Restricted Payments made under this clause (4) does not exceed $25.0 million in any calendar year, with any unused amounts in any calendar year being carried over to the two immediately succeeding calendar years subject to a maximum of $50.0 million in any calendar year; provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the net cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of its direct or indirect parent companies, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date plus (B) the cash proceeds of “key man” life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date (provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year) (it being understood that the forgiveness of any debt by such Person shall not be a Restricted Payment hereunder) (to the extent such debt was incurred to purchase Equity Interests of the Company or any of its direct or indirect parent companies)) minus (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

(5)           the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued or incurred in accordance with Section 4.9; provided such Disqualified Stock is included in the calculation of Consolidated Total Indebtedness for such entity;

(6)           the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) and the declaration and payment of dividends to any direct or indirect parent company of the Company the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of the Company issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions thereon) on a pro forma basis, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Total Leverage Ratio test set forth in the first paragraph of Section 4.9 or as “Permitted Debt” and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7)           repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(8)           the payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent company of the Company, as the case may be, to fund the payment by any such parent company of the Company of dividends on such entity’s common stock) following the first public offering of the Company’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, in an aggregate amount not to exceed, in any year, 6% of the net cash proceeds received by or contributed to the Company after the Issue Date in any such public offering, other than public offerings of common stock of the Company (or any direct or indirect parent company of the Company) registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(9)           Investments that are made with Excluded Contributions;

(10)         the payment of dividends or other distributions to any direct or indirect parent company of the Company to fund the payment by any such parent company of interest payments or AHYDO Catch Up Payments on Indebtedness, or dividends on Preferred Stock, of such parent company incurred or issued after the Issue Date; provided, however, that (A) the net cash proceeds of such Indebtedness or such Preferred Stock, as the case may be, are contributed to the Company as common equity, (B) the aggregate amount of dividends declared and paid pursuant to this clause (10) does not exceed the amount of net cash proceeds of such Indebtedness or Preferred Stock actually contributed to the Company as common equity and (C) after giving effect to such dividends or other distributions, the amount available for Restricted Payments pursuant to clause (3) of the first paragraph of this Section 4.7 shall not be less than $0;

(11)         distributions or payments of Receivables Fees and purchase of any assets in connection with a Receivables Facility;

(12)         the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness or Disqualified Stock pursuant to provisions similar to those described in Sections 4.10 and 4.14; provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all Notes tendered by Holders of the Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(13)         the declaration and payment of dividends to, or the making of loans to, a direct or indirect parent company of the Company in amounts required for such Person to pay, without duplication:

(i)            franchise taxes and other fees, taxes and expenses required to maintain its corporate existence;

(ii)           federal, foreign, state and local income or franchise taxes (or any alternative tax in lieu thereof); provided, that, in each fiscal year, the amount of such payments shall be equal to the amount that the Company and its Restricted Subsidiaries would be required to pay in respect of federal, foreign, state and local income or franchise taxes if such entities were corporations paying taxes separately from any parent entity at the highest combined applicable federal, foreign, state, local or franchise tax rate for such fiscal year;

(iii)          customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of any direct or indirect parent company of the Company and any payroll, social security or similar taxes thereof to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are reasonably attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(iv)          general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Company to the extent such costs and expenses are reasonably attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(v)           amounts payable pursuant to the Management Agreement;

(vi)          fees and expenses other than to Affiliates of the Company related to (1) any unconsummated equity or debt offering of such parent entity, (2) any Investment otherwise permitted under this section (whether or not successful) and (3) any transaction of the type described under Section 5.1;

(vii)         cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or ex-changeable for Equity Interests of the Company or any direct or indirect parent;

(viii)        amounts to finance Investments otherwise permitted to be made pursuant to this Indenture; provided, that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (2) such direct or indirect parent company shall, immediately following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Company or one of its Restricted Subsidiaries or (y) the merger of the Person formed or acquired into the Company or one of its Restricted Subsidiaries (to the extent not prohibited Section 5.1 in order to consummate such Investment; (3) such direct or indirect parent company and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction, (4) any property received by the Company shall not increase amounts available for Restricted Payments pursuant to clause (3) of the first paragraph of this Section 4.7 and (5) such Investment shall be deemed to be made by the Company or such Restricted Subsidiary by another paragraph of this paragraph (other than pursuant to clause (9) hereof) or pursuant to the definition of “Permitted Investments” (other than clause (11) thereof);

(ix)           reasonable and customary fees payable to any directors of any direct or indirect parent of the Company and reimbursement of reasonable out-of-pocket costs of the directors of any direct or indirect parent of the Company in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of the Company and its Restricted Subsidiaries; and

(x)            reasonable and customary indemnities to directors, officers and employee of any direct or indirect parent of the Company in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(14)         cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 4.7 (as determined in good faith by the Board of Directors of the Company);

(15)         distributions, by dividends or otherwise, of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than any Unrestricted Subsidiary in which the Company or any Restricted Subsidiary has made an Investment (including by designation of a Restricted Subsidiary thereof as an Unrestricted Subsidiary) pursuant to clause (17) below or clause (10) of the definition of “Permitted Investments”);

(16)         any Restricted Payment used to fund the Transactions and the fees and expenses related thereto (including any repurchase of the Existing Notes on the Issue Date or thereafter);

(17)         Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding, without giving effect to any sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities or are included in the calculation under clause (3)(d) of the first paragraph of this Section 4.7, not to exceed 5.0% of Total Net Tangible Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(18)         payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole that complies with the terms of this Indenture, including Article V hereof;

provided, however, that at the time of, and after giving effect to, (i) any Restricted Payment permitted under clauses (4), (5), (6), (8), (12), (13)(v) and (vi) and (17) above, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (ii) any Restricted Payment permitted under clause (10) above, no Default or Event of

Default specified in clauses (1), (2), (5) or (6) of Section 6.1 shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this Section 4.7 will be determined in good faith by the Board of Directors of the Company.

As of the Issue Date, all of the Company’s Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of “Unrestricted Subsidiary.”  For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of “Investments.”  Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this Section 4.7 or the definition of “Permitted Investments” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants of this Indenture.

For the avoidance of doubt, any dividend or distribution otherwise permitted pursuant to this Section 4.7 may be in the form of a loan.

SECTION 4.8         Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1)           pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)           make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)           sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)           contractual encumbrances or restrictions in effect (x) pursuant to a Credit Facility or related documents as in effect on the Issue Date or (y) on the Issue Date, including, without limitation, pursuant to Indebtedness in existence on the Issue Date;

(2)           this Indenture, the Notes and Guarantees (including any Exchange Notes with respect to the Notes and related Guarantees);

(3)           purchase money obligations or other obligations described in clause (5) of the second paragraph of Section 4.9 that, in each case, impose restrictions of the nature discussed in clause (3) above in the first paragraph of this Section 4.8 on the property so acquired;

(4)           applicable law or any applicable rule, regulation or order;

(5)           any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6)           contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7)           Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 4.9 and 4.12 that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(8)           restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9)           other Indebtedness or Preferred Stock of any Restricted Subsidiary (i) that is a Guarantor that is incurred subsequent to the Issue Date pursuant to Section 4.9 or (ii) that is incurred by a Foreign Subsidiary of the Company subsequent to the Issue Date pursuant to Section 4.9;

(10)         customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11)         customary provisions contained in leases, subleases, licenses or asset sale agreements and other agreements;

(12)         restrictions and conditions by the terms of the documentation governing any Receivables Facility that in the good faith determination of the Company are necessary or advisable to effect such Receivables Facility;

(13)         negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under this Indenture; and

(14)         any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph of this Section 4.8 imposed by any amendments,

modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clause (1), (2), (3) or (5) above; provided that the encumbrances or restrictions imposed by such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of the Company, not materially less favorable to the Holders of the Notes than encumbrances and restrictions contained in such predecessor agreements and do not affect the Company’s and Guarantors’ ability, taken as a whole, to make payments of interest and scheduled payments of principal in respect of the Notes, in each case as and when due; provided further, however, that with respect to agreements existing on the Issue Date, any refinancings or amendments thereof contain such encumbrances or restrictions that are not materially less favorable to the Holders of the Notes than the encumbrances or restrictions contained in such agreements as in effect on the Issue Date.

SECTION 4.9         Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively “incur”) any Indebtedness (including Acquired Debt) and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and any Restricted Subsidiary may issue Preferred Stock if the Total Leverage Ratio of the Company and its Restricted Subsidiaries (on a consolidated basis) for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been less than 7.0 to 1.0 determined on a pro forma basis; provided further, that any incurrence of Indebtedness or issuance of Preferred Stock pursuant to this paragraph by a Restricted Subsidiary that is not a Guarantor pursuant to this paragraph is subject to the limitations of set forth in the last paragraph of this Section 4.9.

The first paragraph of this Section 4.9 will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1)           the incurrence by the Company or a Restricted Subsidiary of Indebtedness under Credit Facilities together with the incurrence by the Company or any Restricted Subsidiary of the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount, equal to (A) $2,565.0 million, plus (B) the greater of (x) $500.0 million and (y) the maximum principal amount of Indebtedness that could be incurred such that after giving effect thereto the Secured Indebtedness Ratio of the Company would not exceed 5.0 to 1.0 (provided that only Indebtedness that is included in Secured Indebtedness may be incurred under this clause (y)), minus (C) the amount of all mandatory principal payments actually made by the borrower thereunder with Net

Proceeds from Asset Sales minus (D) the aggregate amount of Indebtedness incurred by a Receivables Subsidiary and then outstanding pursuant to clause (18) of this paragraph;

(2)           the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes (including any Guarantee thereof) issued on the Issue Date and any Exchange Notes and related exchange guarantees to be issued in exchange for the Notes (including any Guarantee thereof) pursuant to the Registration Rights Agreement;

(3)           the incurrence by a Broker-Dealer Subsidiary of Indebtedness incurred in connection with the settlement of securities transactions in the ordinary course of business in an amount not to exceed $50.0 million at any one time outstanding;

(4)           any Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clause (1) or (2) above), including the Existing Notes;

(5)           (i) Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any Restricted Subsidiary to finance the purchase, construction, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), and (ii) Indebtedness incurred to refinance any such Indebtedness under subclause (i), in an aggregate principal amount under this clause (5) that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (5) does not exceed $20.0 million;

(6)           Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed or paid within 60 days following such drawing or incurrence;

(7)           indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet (other than by application of FIN 45 as a result of an amendment to an obligation in existence on the Issue Date) of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (7));

(8)           Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any other Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to constitute the incurrence of such Indebtedness not permitted by this clause (8) and (B) if the Company or a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated in right of payment to all obligations of the Company or such Guarantor with respect to the Notes or the Guarantees;

(9)           shares of Preferred Stock of a Restricted Subsidiary issued to the Company or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (9);

(10)         Hedging Obligations of the Company or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes);

(11)         obligations in respect of customs, stay, bid, appeal, performance and surety bonds, appeal bonds and other similar types of bonds and performance and completion guarantees and other obligations of a like nature provided by the Company or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business consistent with past practice;

(12)         Indebtedness of the Company or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (12) does not at any one time outstanding exceed $150.0 million;

(13)         (x) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary (other than Indebtedness incurred pursuant to clause (3) above) so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary or the Company, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, and (y) any guarantee by a

Restricted Subsidiary of Indebtedness of the Company incurred in accordance with the terms of this Indenture;

(14)         the incurrence by the Company or any Restricted Subsidiary of Indebtedness or Preferred Stock that serves to refund, replace or refinance any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (2) and (4) above, this clause (14) and clause (15) below or any Indebtedness issued to so refund, replace, redeem, extend or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that (A) such Refinancing Indebtedness has a Weighted Average Life to Maturity which is not less than the Weighted Average Life to Maturity of the Indebtedness being refunded, replaced, redeemed, extended or refinanced, and has a Stated Maturity not earlier than the Stated Maturity of the Indebtedness being refunded, replaced, redeemed, extended or refinanced, (B) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, such Refinancing Indebtedness is subordinated to the Notes or the Guarantees at least to the same extent as the Indebtedness being refunded, replaced or refinanced, (C) such Refinancing Indebtedness shall not have any obligors that were not obligors of the Indebtedness being refunded, replaced or refinanced, (D) such Refinancing Indebtedness shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded, replaced, redeemed, extended or refinanced and (E) any Preferred Stock shall be refunded, replaced or refinanced with Preferred Stock;

(15)         subject to the last paragraph of this covenant, (i) Indebtedness or Preferred Stock of a Person incurred and outstanding on or prior to the date on which such Person was acquired by, the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of this Indenture or (ii) Indebtedness of the Company or any Restricted Subsidiary incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the acquisition by the Company or such Restricted Subsidiary of property used or useful in a Permitted Business (whether through the direct purchase of assets or the purchase of Capital Stock of, or merger or consolidation with, any Person owning such assets); provided that after giving effect to such incurrence of Indebtedness either (A) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Total Leverage Ratio test set forth in the first paragraph of this Section 4.9 or (B) the Total Leverage Ratio would be less than or equal to such Total Leverage Ratio immediately prior to such acquisition;

(16)         Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(17)         Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to a Credit Facility in a principal amount not in excess of the stated amount of such letter of credit;

(18)         Indebtedness incurred by a Receivables Subsidiary in connection with a Receivables Facility;

(19)         Indebtedness consisting of promissory notes issued by the Company or any Guarantor to current or former officers, directors, consultants and employees, their respective estates, spouses, former spouses, heirs or family members to finance the purchase or redemption of Equity Interests of the Company or any of its direct or indirect parent companies permitted by Section 4.7;

(20)         Indebtedness of the Company or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease the Notes as described in Article VIII hereof;

(21)         Indebtedness of the Company or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;

(22)         cash management obligations and Indebtedness in respect of netting services, employee credit card programs or similar arrangements in connection with cash management and deposit accounts or security accounts;

(23)         Indebtedness representing deferred compensation to employees of the Company or any Restricted Subsidiary incurred in the ordinary course of business; and

(24)         Indebtedness or Preferred Stock of Foreign Subsidiaries in an aggregate amount not to exceed $50.0 million at any one time outstanding.

For purposes of determining compliance with this Section 4.9, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (24) above, or is entitled to be incurred pursuant to the first paragraph of this Section 4.9, the Company will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this Section 4.9 (so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification), and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest or dividends, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness or Preferred Stock will not be deemed to be an incurrence of Indebtedness or Preferred Stock for purposes of this Section 4.9 and Section 4.12. Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the second paragraph of this Section 4.9 and any such Indebtedness that was outstanding under the Credit Agreement as of the Issue Date may not later be reclassified.

For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such currency agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness being refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a currency agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such refinancing Indebtedness is incurred. The maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may incur pursuant to this Section 4.9 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

The Company shall not, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated or junior in right of payment to any Indebtedness (including Acquired Debt) of the Company, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company. No Guarantor will, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated or junior in right of payment to any Indebtedness (including Acquired Debt, but excluding Designated Senior Indebtedness) of such Guarantor unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of such Guarantor. Indebtedness shall not be considered subordinate or junior in right of payment by virtue of being secured to a greater or lesser extent or with different priority.

Notwithstanding anything to the contrary contained in the first paragraph of this Section 4.9 or in the second paragraph of this Section 4.9, no Restricted Subsidiary of the Company that is not a Guarantor shall incur any Indebtedness or issue any Preferred Stock in reliance on the first paragraph of this Section 4.9 or clause (15) of the second paragraph of this Section 4.9, or guarantee (in reliance on clause (13) of the second paragraph of this Section 4.9) any Indebtedness incurred by the Company or a Restricted Subsidiary in reliance on the first paragraph of this Section 4.9 or clause (15) of the second paragraph of this Section 4.9 (collectively, the “Limited Non-Guarantor Debt Exceptions”), if the amount of such Indebtedness or Preferred Stock, when aggregated with the amount of all other Indebtedness or Preferred Stock outstanding under such Limited Non-Guarantor Debt Exceptions, together with any Refinancing Indebtedness in respect thereof, would exceed $100.0 million; provided, that in no event shall any Indebtedness or Preferred Stock of any Restricted Subsidiary that is not a Guarantor (x) existing at the time it became a Restricted Subsidiary or (y) assumed in connection with any acquisition, merger or acquisition of minority interests of a non-Wholly Owned Subsidiary (and in the case of clauses (x) and (y), not created in contemplation of such Person becoming a Restricted Subsidiary or such acquisition, merger or acquisition of minority interests) be deemed to be Indebtedness outstanding under the Limited Non-Guarantor Debt Exceptions for purposes of this paragraph.

SECTION 4.10       Limitation on Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)           the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)           at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of clause (2) above, the amount of (i) any liabilities other than contingent liabilities (as shown on the Company’s or the applicable Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Guarantees) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by the applicable creditor(s) in writing, (ii) any debt securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or Restricted Subsidiary into cash (to the extent of the cash received) within 90 days following the closing of such Asset Sale, (iii) any assets described in clause (2) or (3) below, and (iv) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of the Company), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iv) that is at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) an amount equal to 2.0% of Total Assets of the Company on the date on which such Designated Non-cash Consideration is received (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this paragraph and for no other purpose.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary, as the case may be, may apply those Net Proceeds at its option:

(1)           (i) to reduce Obligations under Secured Indebtedness of the Company or any Restricted Subsidiary, (ii) to reduce Obligations under Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than Indebtedness owed to the Company or another Restricted Subsidiary), (iii) to reduce Obligations under any Indebtedness outstanding under the Credit Facilities (other than Subordinated Indebtedness) or (iv) to reduce Indebtedness of the Company that ranks pari passu in right of payment with the Notes or Indebtedness of a Guarantor that ranks pari passu in right of payment with such Guarantor’s Guarantee of the Notes (provided that if the Company shall so reduce Obligations under Indebtedness that ranks pari passu in right of payment with the Notes or the Guarantees (other than Indebtedness specified in clauses (i) through (iii) above), it will equally and ratably reduce Obligations under the Notes through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by causing the Company to make an Asset Sale Offer (in accordance with the procedures set forth below in this Section 4.10) to all Holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, on the pro rata principal amount of Notes), in each case other than Indebtedness owed to Parent or any Restricted Subsidiary;

(2)           to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) capital expenditures or (C) other non-current assets, in each of (A), (B) and (C), used or useful in a Permitted Business;

(3)           to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale; and or

(4)           to make any Seed Capital Investment.

Any Net Proceeds from an Asset Sale not applied or invested in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Proceeds shall constitute “Excess Proceeds”; provided that if during such 365-day period the Company or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) or (3) of the immediately preceding paragraph after such 365th day, such 365-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement).

When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company or the applicable Restricted Subsidiary will make an offer (an “Asset Sale Offer”) to all Holders of Notes and Indebtedness that ranks pari passu with the Notes and contains provisions similar to those set forth in this Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase, on a pro rata basis, the maximum principal amount of Notes and such other Indebtedness that ranks pari passu with the Notes that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

Pending the final application of any Net Proceeds, the Company or the applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or the applicable Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Registrar will select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company or the applicable Restricted Subsidiary will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Company or the applicable Restricted Subsidiary will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such conflict.

SECTION 4.11       Limitation on Transactions with Affiliates.

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, assign, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million, unless:

(1)           the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or Restricted Subsidiary with an unrelated Person; and

(2)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a majority of the Board of Directors of the Company (and, if any, a majority of the disinterested members of the Board of Directors of the Company with respect to such Affiliate Transaction) have determined in good faith that the criteria set forth in the immediately preceding clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a Board Resolution.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)           any transaction with the Company, a Restricted Subsidiary, an Investment Vehicle or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(2)           Restricted Payments and Permitted Investments (including Seed Capital Investments) permitted by this Indenture;

(3)           the payment by the Company or any of its Restricted Subsidiaries of management, consulting, monitoring and advisory fees, termination or indemnification payments and related reasonable expenses pursuant to the Management Agreement;

(4)           payments in respect of reasonable employment, severance and any other compensation arrangements with, and fees and reasonable expenses paid to, and indemnities provided on behalf of (and entering into related agreements with) officers, directors, employees or consultants of the Company, any of its direct or indirect parent companies, or any Restricted Subsidiary, in the ordinary course of business;

(5)           payments made by the Company or any Restricted Subsidiary for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by majority of the Board of Directors of the Company (and, if any, a majority of the disinterested members of the Board of Directors of the Company with respect to such Affiliate Transaction) in good faith;

(6)           transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) of the first paragraph of this Section 4.11;

(7)           payments or loans (or cancellations of loans) to employees or consultants of the Company or any of its direct or indirect parent companies or any Restricted Subsidiary which are approved by the Board of Directors of the Company in good faith and which are otherwise permitted under this Indenture;

(8)           payments made or performance under any agreement as in effect on the Issue Date (other than the Management Agreement (which are permitted under clause (3) of the second paragraph of this Section 4.11), but including, without limitation, each of the other agreements entered into in connection with the Transactions) that are disclosed in the Offering Memorandum, including additional parties that may be added subsequent to the Issue Date and any amendment thereto to the extent such an amendment is not adverse to the interests of the Holders of the Notes in any material respect;

(9)           transactions with customers, clients, suppliers, or purchasers or sellers of goods or services (including Parent and its Subsidiaries), in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(10)         if otherwise permitted hereunder, the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder, any director, officer,

employee or consultant of the Company or its Subsidiaries or any other Affiliates of the Company (other than a Subsidiary);

(11)         any transaction permitted by Section 5.1;

(12)         any transaction with a Receivables Subsidiary effected as part of a Receivables Facility;

(13)         the Transactions and the payment of the Transaction Expenses;

(14)         payments by the Company and its Restricted Subsidiaries to each other pursuant to tax sharing agreements or arrangements among Parent and its subsidiaries on customary terms (including, without limitation, transfer pricing initiatives);

(15)         payments to investment and commercial banks (or their affiliates) for financial advisory and other investment and commercial banking services and financings provided by them in the ordinary course of business on ordinary commercial terms;

(16)         investments by Affiliates of the Company in investment funds managed by the Company or any of its Restricted Subsidiaries on terms generally available to investors in such investment funds; and

(17)         any transaction with, or payment to, any financial institution or distribution participant in connection with the sale or distribution of securities or providing investment management services in the ordinary course of business of the Company and its Restricted Subsidiaries.

SECTION 4.12       Limitation on Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries that are Guarantors to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Indebtedness on any asset or property of the Company or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1)           in the case of Liens securing Subordinated Indebtedness of the Company, the Notes are secured by a Lien on such property, assets or proceeds of the Company that is senior in priority to such Liens;

(2)           in the case of Liens securing Subordinated Indebtedness of any Guarantor, the Guarantee of such Guarantor is secured by a Lien on such property, assets or proceeds of such Guarantor that is senior in priority to such Liens;

(3)           in the case of Liens securing Indebtedness (other than Subordinated Indebtedness) of the Company, the Notes are equally and ratably secured by a Lien on such property, assets or proceeds of the Company; and

(4)           in the case of Liens securing Indebtedness (other than Subordinated Indebtedness) of any Guarantor, the Guarantee of such Guarantor is equally and ratably secured by a Lien on such property, assets or proceeds of such Guarantor.

The foregoing shall not apply to:

(i)            Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(ii)           Liens securing all of the Notes and the related Guarantees and all of the Notes issued in exchange therefor pursuant to the Registration Rights Agreement (including Notes issued in exchange for Additional Notes) and secured by a Lien (in each case in accordance with the terms of this Indenture) and the related Guarantees;

(iii)          Liens securing Indebtedness permitted to be incurred pursuant to clauses (1) and (5) of the second paragraph of Section 4.9 ; or

(iv)          Permitted Liens.

Any Lien created for the benefit of the Holders of the Notes pursuant to this Section 4.12 shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1), (2), (3) and (4) above.

SECTION 4.13       Payments for Consent.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 4.14       Offer To Purchase upon Change of Control.

If a Change of Control occurs, unless the Company at such time has given notice of redemption under Section 3.7 with respect to all outstanding Notes, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in this Indenture. In the Change of Control Offer, the Company will offer a payment (a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, unless the Company at such time has given notice of redemption under Section 3.7 with respect to all outstanding Notes, or, at the Company’s option, in advance of a Change of Control, the Company will mail a notice to each Holder, with a copy to the Trustee and each Agent, describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date of such Change of Control Payment specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by this Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)           accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)           deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)           deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

The Company is not required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (ii) a notice of redemption for all Notes has been given pursuant to Section 3.9 of this Indenture unless and until there is a default in the payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control and may be conditional upon the occurrence of a Change of Control if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Indenture are applicable.

SECTION 4.15       Corporate Existence.

Subject to Section 4.14 and Article V hereof, as the case may be, the Company and the Guarantors shall do or cause to be done all things necessary to preserve and keep in full force and effect the corporate, partnership, limited liability company or other existence of Parent and each of its Subsidiaries in accordance with the respective organizational documents (as the same may be amended from time to time) and the rights (charter and statutory), licenses and franchises of Parent and its Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

SECTION 4.16       Business Activities.

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

SECTION 4.17       Additional Guarantees.

After the Issue Date, the Company shall cause (i) each of its Domestic Subsidiaries (other than any Unrestricted Subsidiary) that incurs any Indebtedness in excess of $10.0 million (other than Indebtedness permitted to be incurred pursuant to clauses (3), (6), (7), (8), (9), (10), (11), (16) and (18) of the second paragraph of Section 4.9 ) and (ii) each Restricted Subsidiary that guarantees any Indebtedness of the Company or any of the Guarantors, in each case, within ten (10) Business Days of such incurrence of any such Indebtedness or guarantee of such Indebtedness, to execute and deliver to the Trustee a Guarantee, together with an Opinion of Counsel, pursuant to which such Restricted Subsidiary shall unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes and all other obligations under this Indenture on the same terms and conditions as those set forth in this Indenture.

Each Guarantee shall automatically be released under the circumstances set forth in, and in accordance with, Article X.

SECTION 4.18       Limitation on Prepayment or Modification of Existing Notes.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly purchase, redeem, defease or otherwise acquire or retire for value (for purposes of this Section 4.18, “prepay”) any of the Existing Notes prior to the final maturity date thereof (as in effect on the Issue Date); provided that the Company may:

(1)           prepay any of the Existing Notes which have a final maturity date (as in effect on the Issue Date) in 2010; provided that, in the case of any such prepayment funded with the proceeds of the incurrence of Indebtedness, such Indebtedness (A) is incurred pursuant to clause (1) of the second paragraph of Section 4.9 or (B) shall have a Weighted Average Life to Maturity which is longer than the Weighted Average Life to Maturity of the Notes, and shall have a Stated Maturity later than the Stated Maturity of the Notes; and

(2)           so long as no Default or Event of Default exists or would result therefrom, prepay any other Existing Notes which have a final maturity date (as in effect on the

Issue Date) in 2015; provided that (A) any such prepayment shall be funded only with the proceeds of unsecured Indebtedness incurred substantially concurrently with such prepayment and (a) at the time of incurrence and after giving pro forma effect thereto and to the application of the proceeds thereof, (I) the Guaranteed Indebtedness Leverage Ratio shall be no greater than 7.20 to 1.0 or (II) such Indebtedness is incurred pursuant to clause (14) of the second paragraph of Section 4.9  and (b) such Indebtedness shall have a Weighted Average Life to Maturity which is longer than the Weighted Average Life to Maturity of the Notes, and shall have a Stated Maturity later than the Stated Maturity of the Notes or (B) after giving effect thereto, the amount available for Restricted Payments under clause (3) of the first paragraph of Section 4.7. shall not be less than $0.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, amend any of the Existing Notes or the Existing Notes Indenture, or any supplemental indenture in respect thereof, in any way (i) to make the final maturity date of any series of Existing Notes earlier than in effect on the Issue Date, (ii) to shorten the Weighted Average Life to Maturity of any series of the Existing Notes, (iii) to modify or change any provision of the Existing Notes Indenture or the related definitions in a manner that is more restrictive to the Company than the Existing Notes Indenture as in effect on the Issue Date, (iv) to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures any of the Existing Notes, (v) to provide guarantees of any of the Existing Notes by any Subsidiary of the Company or (vi) to prohibit the making of the Guarantees or the creation of Liens in favor of the Notes and the Guarantees.

SECTION 4.19       Further Instruments and Acts.

Upon request by the Trustee, the Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Indenture.

ARTICLE V

SUCCESSORS

SECTION 5.1         Merger, Consolidation or Sale of Assets.

(a)           The Company may not, directly or indirectly:  (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(1)           (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States, the District of Columbia or any territory thereof (the Company or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Company”);

(2)           the Successor Company (if other than the Company) assumes all the obligations of the Company under the Notes, this Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3)           immediately after such transaction, no Default or Event of Default exists;

(4)           immediately after giving pro forma effect to such transaction and any related financing transactions, as if the same had occurred at the beginning of the applicable four-quarter period, either (a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Total Leverage Ratio test set forth in the first paragraph of Section 4.9 or (b) the Total Leverage Ratio for the Successor Company and its Restricted Subsidiaries would be less than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(5)           each Guarantor (except if it is the other party to the transactions described above in which case clause (2) above shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Notes, this Indenture and the Registration Rights Agreement.

(b)           Notwithstanding the foregoing, clauses (3) and (4) above will not be applicable to (a) any Restricted Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to the Company or to another Guarantor and (b) the Company merging with an Affiliate solely for the purpose of reincorporating the Company, as the case may be, in another jurisdiction. This covenant is not applicable to the merger effected pursuant to the Acquisition Agreement.

(c)           For purposes of this Section 5.1, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of the Company.

(d)           The predecessor company will be released from its obligations under this Indenture and the Notes and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Notes, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from the obligation to pay the principal of and interest on the Notes.

(e)           In connection with any consolidation or merger or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company contemplated by this Section 5.1, the Company shall expressly assume the obligations under this Indenture and Notes by supplemental indenture and shall execute and deliver to the Trustee a supplemental indenture, in form and substance reasonably satisfactory to the Trustee, evidencing such succession together with an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation or merger or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company contemplated by this Section 5.1 and such supplemental indenture in respect thereto complies with this Section 5.1 and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with and that such supplemental indenture constitutes the legal, valid and binding obligation of the successor entity, subject to the customary exceptions.

SECTION 5.2         Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.1 hereof, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor corporation and not to the Company), and shall exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1         Events of Default.

Each of the following constitutes an “Event of Default”:

(1)           the Company defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2)           the Company defaults in the payment when due of interest or Additional Interest, if any, on or with respect to the Notes and such default continues for a period of 30 days;

(3)           the Company defaults in the performance of, or breaches any covenant, warranty or other agreement contained in, this Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days (or 90 days with respect to Section 4.3) after notice of the default or breach has been given to the Company by the Trustee or the Holders of at least 25% of the aggregate principal amount of the outstanding Notes;

(4)           a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Parent, the Company or any Restricted Subsidiary or the payment of which is guaranteed by Parent, the Company or any Restricted Subsidiary (other than Indebtedness owed to Parent, the Company or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods, amendments or waivers) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(5)           the failure by Parent, the Company or any Significant Subsidiary (or any group of Subsidiaries that, taken together as of the date of the most recent audited financial statements of the Company, would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $50.0 million (other than any judgments covered by indemnities or insurance policies as to which liability coverage has not been denied by the insurance company or indemnifying party), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final and non-appealable;

(6)           the Guarantee of Parent or a Significant Subsidiary that is a Guarantor or any group of Subsidiaries that are Guarantors and that, taken together as of the date of the most recent audited financial statements of the Company, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or any Guarantor denies or disaffirms its obligations under this Indenture or any Guarantee, other than by reason of the release of the Guarantee in accordance with the terms of this Indenture; or

(7)           (i) Parent, the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a)           commences a voluntary case,

(b)           consents to the entry of an order for relief against it in an involuntary case,

(c)           consents to the appointment of a custodian of it or for all or substantially all of its property,

(d)           makes a general assignment for the benefit of its creditors, or

(e)           admits in writing its general inability to pay its debts as they become due;

(ii)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)           is for relief against Parent, the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(b)           appoints a custodian of, or for all or substantially all of the assets of, Parent, the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(c)           orders the liquidation of Parent, the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 consecutive days.

SECTION 6.2         Acceleration.

If an Event of Default (other than an Event of Default specified in clause (7) above with respect to the Company) shall occur and be continuing, the Trustee, by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may declare the principal of the Notes and any accrued interest on the Notes to be due and payable, which notice shall specify the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

If an Event of Default specified in clause (7) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest and Additional Interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the Notes.

At any time after a declaration of acceleration with respect to the Notes as described in the two preceding paragraphs, the holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1)           if the rescission would not conflict with any judgment or decree;

(2)           if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)           to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)           if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5)           in the event of the cure or waiver of an Event of Default of the type described in clause (7) of Section 6.1, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

In the event of any Event of Default specified in clause (4) of Section 6.1, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within 30 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

SECTION 6.3         Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, interest and Additional Interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.4         Waiver of Past Defaults.

The Holders of a majority in principal amount of the Notes issued and then outstanding under this Indenture by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default under this Indenture, and its consequences, except a default in the payment of the principal of or interest on Notes (other than non-payment of principal and interest that has become due solely because of an acceleration), which shall require the consent of all of the Holders of the Notes then outstanding.

SECTION 6.5         Control by Majority.

The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, (i) the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability or expense that is not adequately indemnified in the judgment of the

Trustee, and (ii) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction. In case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Notwithstanding any provision to the contrary in this Indenture, the Trustee is under no obligation to exercise any of its rights or powers under this Indenture at the request, order or direction of any Holder, unless such Holder shall offer to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

SECTION 6.6         Limitation on Suits.

A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(a)           the Holder gives to the Trustee written notice of a continuing Event of Default or the Trustee receives such notice from the Company;

(b)           the Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c)           such Holder or Holders offer and, if requested, provide to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense;

(d)           the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of such indemnity or security; and

(e)           during such 60-day period the Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.7         Rights of Holders of Notes To Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium, if any, and interest on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.8         Collection Suit by Trustee.

If an Event of Default specified in Section 6.1(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.9         Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable upon the conversion or exchange of the Notes or on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10       Priorities.

If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money and property in the following order:

First:  to the Trustee, its agents and attorneys for amounts due under Section 7.7 hereof, including payment of all reasonable compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:  to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest and Additional Interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest and Additional Interest, respectively;

Third:  without duplication, to the Holders for any other Obligations owing to the Holders under this Indenture and the Notes; and

Fourth:  to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11       Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE VII

TRUSTEE

SECTION 7.1         Duties of Trustee.

(a)           If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s affairs.

(b)           Except during the continuance of an Event of Default:

(i)            the duties of the Trustee shall be determined solely by the express provisions of this Indenture or the TIA (as if this Indenture were qualified under the TIA prior to such qualification) and the Trustee need perform only those duties that are specifically set forth in this Indenture or the TIA (as if this Indenture were qualified under the TIA prior to such qualification) and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)           in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

However, the Trustee shall examine the certificates and opinions furnished to it to determine whether or not they conform to the requirements of this Indenture.

(c)           The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)            this paragraph does not limit the effect of paragraph (b) of this Section 7.1;

(ii)           the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5 hereof.

(d)           Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.1.

(e)           No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any loss, liability or expense. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)            The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.2         Rights of Trustee.

(a)           The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting on any document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)           Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. Prior to taking, suffering or admitting any action, the Trustee may consult with counsel of the Trustee’s own choosing and the Trustee shall be fully protected from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in conclusive reliance on the advice or opinion of such counsel.

(c)           The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture. Any request or direction of the Company mentioned herein shall be sufficiently evidenced by an Officers’ Certificate and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution. Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officers’ Certificate.

(e)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f)            The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g)           The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or documents, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine during normal business hours the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h)           The rights, privileges, protections and benefits given to the Trustee, including, without limitation, its rights to compensation and to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, the Paying Agent and the Registrar, and to each other agent, custodian and other Persons employed to act hereunder.

(i)            The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(j)            The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless the Trustee shall have received from the Company or any other obligor upon the Notes or from any Holder written notice thereof at its address set forth in Section 12.2 hereof, and such notice references the Notes and this Indenture. In the absence of any such notice, the Trustee may conclusively assume that no such Default or Event of Default exists.

(k)           The permissive rights of the Trustee to do certain things enumerated in this Indenture shall not be construed as a duty and the Trustee shall not be answerable for other than its negligence or willful default with respect to such permissive rights.

(l)            The Trustee shall not be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever including, but not limited to, loss or profit irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(m)          The Trustee shall not be required to give any note, bond, or surety in respect of the execution of the trusts and powers under this Indenture.

(n)           The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunction of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authorities and governmental action.

SECTION 7.3         Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

SECTION 7.4         Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes or the Offering Memorandum, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or the Offering Memorandum, any statement or recital on any Officers’ Certificate delivered to the Trustee under Article IV or Section 8.4 hereof, or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.5         Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is actually known to a Responsible Officer, the Trustee shall mail to Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest or Additional Interest on any Note, the Trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors or Responsible Officers of the Trustee in good faith determines that withholding the notice is in the interests of the Holders.

SECTION 7.6         Reports by Trustee to Holders of the Notes.

Once this Indenture is qualified under the TIA, if required by the TIA, 60 days after each May 15, beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders shall be mailed to the Company and filed with the Commission and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange or delisted therefrom.

SECTION 7.7         Compensation and Indemnity.

The Company shall pay to the Trustee from time to time compensation for its acceptance of this Indenture and services hereunder as agreed upon in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company and the Guarantors, jointly and severally, shall indemnify the Trustee (which for purposes of this Section 7.7 shall include its officers, directors, employees and agents) against any and all claims, damage, losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.7) and defending itself against any claim (whether asserted by the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder except to the extent any such loss, claim, damage, liability or expense may be attributable to its negligence or bad faith. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of one such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. Under no circumstances shall the Trustee be liable for any consequential or punitive damages of any kind.

The obligations of the Company and the Guarantors under this Section 7.7 shall survive the satisfaction and discharge of this Indenture or the resignation or removal of the Trustee, including any termination under any Bankruptcy Law.

To secure the Company’s payment obligations in this Section 7.7, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal or interest, if any, on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee, including any termination under any Bankruptcy Law.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(7) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

SECTION 7.8         Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.8.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(a)           the Trustee fails to comply with Section 7.10 hereof;

(b)           the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)           a custodian or public officer takes charge of the Trustee or its property; or

(d)           the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in principal amount of the then outstanding Notes may, at the expense of the Company, petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may, at the expense of the Company, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and the duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.7 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Company’s and the Guarantors’ obligations under Section 7.7 hereof shall continue for the benefit of the retiring Trustee.

SECTION 7.9         Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the administration of this Indenture) to, another corporation, the successor corporation without any further act shall be the successor Trustee.

SECTION 7.10       Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power and that is subject to supervision or examination by federal or state authorities. The Trustee together with its affiliates shall at all times have a combined capital surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA §§ 310(a)(l), (2) and (5). The Trustee is subject to TIA § 310(b) including the provision in § 310(b)(1); provided that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities, or conflicts of interest or participation in other securities, of the Company or the Guarantors are outstanding if the requirements for exclusion set forth in TIA § 310(b)(1) are met.

SECTION 7.11       Preferential Collection of Claims Against the Company.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

SECTION 7.12       Trustee’s Application for Instructions from the Company.

Any application by the Trustee for written instructions from the Company may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than 20 Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

ARTICLE VIII

DEFEASANCE; DISCHARGE OF THE INDENTURE

SECTION 8.1         Option To Effect Legal Defeasance or Covenant Defeasance.

The Company may, at the option of its Board of Directors and evidenced by a Board Resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.2 or 8.3 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2         Legal Defeasance.

Upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.2, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”) except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below, (ii) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith and (iv) the Legal Defeasance provisions of this Indenture. For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all of its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:  (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium and Additional Interest, if any, and interest, if any, on such Notes when such payments are due from the trust referred to in Section 8.4(1); (b) the Company’s obligations with respect to such Notes under Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.10 and 4.2 hereof; (c) the rights, powers, trusts, duties and immunities of the Trustee, including without limitation thereunder, under Sections 7.7, 8.5 and 8.7 hereof and the Company’s obligations in connection therewith; (d) the Company’s rights pursuant to Section 3.7; and (e) the provisions of this Article VIII. Subject to compliance with this Article VIII, the Company may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3 hereof.

SECTION 8.3         Covenant Defeasance.

Upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from its obligations under the covenants contained in

Sections 4.3,  4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15 (other than with respect to the legal existence of the Company), 4.16, 4.17, 4.18, and 5.1 hereof and the operation of Sections 6.1(3), 6.1(4), 6.1(5) and 6.1(6) with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company or any of its Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, Sections 6.1(3),(4), (5) and (6) hereof shall not constitute Events of Default.

Notwithstanding any discharge or release of any obligations pursuant to Section 8.2 or 8.3, the Company’s obligations in Sections 2.5, 2.6, 2.7, 2.8, 7.7, 8.6 and 8.7 shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.8. After the Notes are no longer outstanding, the Company’s obligations in Sections 7.7, 8.6 and 8.7 shall survive.

SECTION 8.4         Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.2 or 8.3 hereof to the outstanding Notes:

(1)           the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes issued hereunder, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in amounts as will be sufficient (without consideration of any reinvestment interest), in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Notes issued hereunder on their Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)           in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel in the United States will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)           in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)           no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5)           such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which the Company or any of its Restricted Subsidiaries are a party or by which the Company or any of its Restricted Subsidiaries is bound;

(6)           the Company shall deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company or any Guarantor or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or any Guarantor or others; and

(7)           the Company shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel in the United States, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

SECTION 8.5         Deposited Money and Government Securities To Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.6 hereof, all money and non-callable U.S. Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes shall be held in trust, shall not be invested, and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or any Subsidiary acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest and Additional Interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Securities deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the written request of the Company and be relieved of all liability with respect to any money or non-callable U.S. Government Securities held by it as provided in Section 8.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.6         Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest or Additional Interest, if any, on any Note and remaining unclaimed for one year after such principal and premium, if any, or interest or Additional Interest, if any, has become due and payable shall be paid to the Company on its written request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

SECTION 8.7         Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable U.S. Government Securities in accordance with Section 8.2, 8.3 or 8.8 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Company under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2, 8.3 or 8.8 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2, 8.3 or 8.8 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest or Additional Interest, if any, on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

SECTION 8.8         Discharge.

The Company and the Guarantors may terminate the obligations under this Indenture and the Notes when:

(1)           either

(a)           all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b)           all Notes that have not been delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable, or may be called for redemption (and arrangements satisfactory to the Trustee for the giving of notice thereof are made with the Trustee), within one year or (iii) have been called for redemption and, in each case, the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2)           no Event of Default shall have occurred and be continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other Indebtedness, and in each case the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company is a party or by which the Company is bound;

(3)           the Company shall have paid or caused to be paid all sums payable by it under this Indenture;

(4)           the Company shall have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes issued thereunder at maturity or the redemption date, as the case may be; and

(5)           the Company shall have delivered an Officers’ Certificate and an Opinion of Counsel in the United States (which may be subject to certain qualifications) to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

In the case of clause (1)(b) of this Section 8.8, and subject to the next sentence and notwithstanding the foregoing paragraph, the Company’s obligations in Sections 2.5, 2.6, 2.7, 2.8, 4.1, 4.2, 4.15 (as to legal existence of the Company only), 7.7, 8.6 and 8.7 shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.8. After the Notes are no longer outstanding, the Company’s obligations in Sections 7.7, 8.6 and 8.7 shall survive any discharge pursuant to Section 8.8.

After such delivery or irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Company’s obligations under the Notes and this Indenture except for those surviving obligations specified above.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.1         Without Consent of Holders of the Notes.

Notwithstanding Section 9.2, without the consent of any Holders, the Company, the Guarantors, if any, and the Trustee, at any time and from time to time, may amend or supplement this Indenture, the Notes or the Guarantees for any of the following purposes:

(1)           to cure any ambiguity, mistake, defect or inconsistency;

(2)           to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)           to provide for the assumption by a Successor Company or a successor company of a Guarantor, as applicable, of the Company’s or such Guarantor’s obligations under this Indenture, the Notes or any Guarantee in accordance with the provisions of this Indenture;

(4)           to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture of any such Holder;

(5)           to secure the Notes;

(6)           to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA, as amended;

(7)           to add a Guarantee of the Notes;

(8)           to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of this Indenture; or

(9)           to conform the text of this Indenture, Notes or Guarantees to any provision of the “Description of Notes” section in the Offering Memorandum.

No amendment of, or supplement or waiver to, this Indenture shall adversely affect the rights of any holder of Designated Senior Indebtedness under Article XI (or any definitions of terms used therein), without the consent of such holder or, in accordance with the terms of such Designated Senior Indebtedness, the consent of the Representative of such holder or the requisite holders of such Designated Senior Indebtedness.

SECTION 9.2         With Consent of Holders of Notes.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Company, the Guarantors, if any, and the Trustee may amend or supplement this Indenture and the Notes for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or the Notes or of modifying in any manner the rights of the Holders under this Indenture or the Notes, including the definitions herein; provided, however, that no such amendment or supplement shall, without the consent of the Holder of each outstanding Note affected thereby:

(1)           reduce the principal amount of Notes issued hereunder whose Holders must consent to an amendment, supplement or waiver;

(2)           reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of such Notes issued hereunder (other than provisions relating to Sections 3.9, 4.10 and 4.14 except as set forth in clause (11) below);

(3)           reduce the rate of or change the time for payment of interest on any Note issued hereunder;

(4)           waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the Notes issued hereunder (except a rescission of acceleration pursuant to the third paragraph under Section 6.2);

(5)           make any Note payable in money other than that stated in the Notes;

(6)           make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on such Notes issued hereunder or impair the right of any Holder of Notes to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7)           waive a redemption payment with respect to any Note issued hereunder (other than a payment required by Sections 3.9, 4.10 and 4.14 except as set forth in clause (11) below);

(8)           make any change in the ranking or priority in right of payment of any Note that would adversely affect the Holders of such Notes;

(9)           modify or change any provision of this Indenture or the related definitions affecting the subordination of the Guarantees in a manner that adversely affects the Holders of the Notes;

(10)         modify the Guarantees in any manner adverse to the Holders of the Notes;

(11)         amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer in respect of an Asset Sale that has been consummated after a requirement to make an Asset Sale Offer has arisen; or

(12)         make any change in the preceding amendment and waiver provisions.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.2 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.2 becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver.

SECTION 9.3         Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

SECTION 9.4         Revocation and Effect of Consents.

Until an amendment, waiver or supplement becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion of its Note by notice to the Trustee or the Company received before the date on which the Trustee receives an Officers’ Certificate certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver, which record date shall be at least 30 days prior to the first solicitation of such consent. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than six months after such record date. The Company shall inform the Trustee in writing of the fixed record date if applicable.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (1) through (12) of Section 9.2, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note; provided that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of, and interest on, a Note, on or after the respective due dates therefor, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

SECTION 9.5         Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver, the text of which shall be provided by the Company, on any Note thereafter authenticated. The Company, in exchange for all Notes, may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.6         Trustee To Sign Amendments, Etc.

The Trustee, the Paying Agent and the Registrar shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee, the Paying Agent and the Registrar. The Company and the Guarantors may not sign an amendment or supplemental indenture until their respective Boards of Directors approve it. In signing or refusing to sign any amendment or supplemental indenture the Trustee, the Paying Agent and the Registrar shall be entitled to receive and (subject to Section 7.1 hereof) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment or supplemental indenture is authorized or permitted by this Indenture, that all conditions precedent thereto have been met or waived, that such amendment or supplemental indenture is not inconsistent herewith, and that it will be valid and binding upon the Company in accordance with its terms.

ARTICLE X

NOTE GUARANTEES

SECTION 10.1       Guarantees.

(a)           Each Guarantor hereby jointly and severally, fully, unconditionally and irrevocably guarantees the Notes and obligations of the Company hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee on behalf of such Holder, that:  (i) the principal of and premium, if any, and interest and Additional Interest, if any, on the Notes shall be paid in full when due, whether at their Stated Maturity, by acceleration, call for redemption or otherwise (including, without limitation, the amount that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Law), together with interest on the overdue principal, if any, and interest on any overdue interest and Additional Interest, if any, to the extent lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at their Stated Maturity, by acceleration or otherwise. Each of the Guarantees shall be a guarantee of payment and not of collection.

(b)           Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c)           Each Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company or any other Person, protest, notice and all demands whatsoever and covenants that the Guarantee of such Guarantor shall not be discharged as to any Note except by complete performance of the obligations contained in such Note and such Guarantee or as provided for in this Indenture. Each of the Guarantors hereby agrees that, in the event of a default in payment of principal or premium, if any or interest on such Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce such Guarantor’s Guarantee without first proceeding against the Company or any other Guarantor. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

(d)           If any Holder or the Trustee is required by any court or otherwise to return to the Company or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or any Guarantor, any amount paid by any of them to the Trustee or such Holder, the Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. This paragraph (d) shall remain effective notwithstanding any contrary action which may be taken by the Trustee or any Holder in reliance upon such amount required to be returned. This paragraph (d) shall survive the termination of this Indenture.

(e)           Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of the Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Guarantee of such Guarantor.

SECTION 10.2       Execution and Delivery of Guarantee.

To evidence its Guarantee set forth in Section 10.1, each Guarantor agrees that a notation of such Guarantee substantially in the form attached hereto as Exhibit B shall be endorsed on each Note authenticated and delivered by the Trustee. Such notation of Guarantee shall be signed on behalf of such Guarantor by an officer of such Guarantor (or, if an officer is not available, by a board member or director) on behalf of such Guarantor by manual or facsimile signature. In case the officer, board member or director of such Guarantor who shall have signed such notation of Guarantee shall cease to be such officer, board member or director before the Note on which such Guarantee is endorsed shall have been authenticated and delivered by the Trustee, such Note nevertheless may be authenticated and delivered as though the Person who signed such notation of Guarantee had not ceased to be such officer, board member or director.

Each Guarantor agrees that its Guarantee set forth in Section 10.1 shall remain in full force and effect and apply to all the Notes notwithstanding any failure to endorse on each Note a notation of such Guarantee. The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Guarantee set forth in this Indenture on behalf of the Guarantors.

SECTION 10.3       Severability.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 10.4       Limitation of Guarantors’ Liability.

Each Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Federal Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Trustee, the Holders and Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of such Guarantor under its Guarantee constituting a fraudulent transfer or conveyance.

SECTION 10.5       Guarantors May Consolidate, Etc., on Certain Terms.

(a)           Except as otherwise provided in this Section 10.5(a), a Guarantor (other than Parent) may not (1) consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person; or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets; unless:

(1)           (a) such Guarantor is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia (such Guarantor or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Guarantor”);

(2)           the Successor Guarantor (if other than such Guarantor) assumes all the obligations of such Guarantor under the Guarantee, this Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3)           immediately after such transaction, no Event of Default exists; and

(4)           the Net Proceeds of any such sale or other disposition of a Guarantor are applied in accordance with the provisions of Section 4.10 hereof.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered, together with an Opinion of Counsel to the effect that such consolidation, merger, sale or conveyance was made in accordance with the provisions of this Indenture, to the Trustee and satisfactory in form to the Trustee, of the Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture and the Registration Rights Agreement to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all such Guarantees had been issued at the date of the execution hereof.

Notwithstanding the foregoing, any Guarantor (other than Parent) (A) may consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to the Company or to another Guarantor or (B) dissolve, liquidate or wind up its affairs if at that time it does not hold any material assets.

(b)           Except as otherwise provided in this Section 10.5(b), Parent will not (1) consolidate or merge with or into another Person (whether or not Parent is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets; unless:

(1) (a) Parent is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Parent) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia (Parent or such

Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Parent Guarantor”);

(2) the Successor Parent Guarantor (if other than Parent) assumes all the obligations of Parent under the Guarantee, this Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee; and

(3) immediately after such transaction, no Event of Default exists.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered, together with an Opinion of Counsel to the effect that such consolidation, merger, sale or conveyance was made in accordance with the provisions of this Indenture, to the Trustee and satisfactory in form to the Trustee, of the Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture and the Registration Rights Agreement to be performed by the Parent, such successor Person shall succeed to and be substituted for the Parent with the same effect as if it had been named herein as a Guarantor. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all such Guarantees had been issued at the date of the execution hereof.

Notwithstanding the foregoing, Parent may consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to the Company or to another Guarantor.

SECTION 10.6       Contribution.

In order to provide for just and equitable contribution among the Subsidiary Guarantors, the Subsidiary Guarantors agree, inter se, that in the event any payment or distribution is made by any Subsidiary Guarantor (a “Funding Guarantor”) under the Guarantee, such Funding Guarantee shall be entitled to a contribution from all other Subsidiary Guarantors in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor (including the Funding Guarantor) for all payments, damages and expenses incurred by that Funding Guarantor in discharging the Company’s obligations with respect to any Notes or any other Subsidiary Guarantor’s obligations with respect to the Guarantee. “Adjusted Net Assets” of such Subsidiary Guarantor at any date shall mean the lesser of the amount by which (x) the fair value of the property of such Subsidiary Guarantor exceeds the total amount of liabilities including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any other Subsidiary of the Subsidiary Guarantor in respect of the obligations of its Guarantee), but excluding liabilities under the Guarantee, of such Subsidiary Guarantor at such date and (y) the present fair salable value of the assets of such Subsidiary Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Subsidiary Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any other Subsidiary of the Company in respect of the obligations of such Subsidiary Guarantor under its Guarantee), excluding debt in respect of the Guarantee of such Subsidiary Guarantor, as they become absolute and matured.

SECTION 10.7       Waiver of Subrogation.

Until all guaranteed obligations under this Indenture and with respect to all Notes are paid in full, each Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under the Guarantee and this Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification and any right to participate in any claim or remedy of any Holder of Notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of the Holders of the Notes, and shall forthwith be paid to the trustee for the benefit of such holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of this Indenture,  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 10.7 is knowingly made in contemplation of such benefits.

SECTION 10.8       Releases of Guarantees.

Any Subsidiary Guarantor shall be released and relieved of any obligations under this Guarantee in the event that:

(a)           the sale, disposition or other transfer (including through merger or consolidation) of (x) Capital Stock of such Subsidiary Guarantor if after such sale, disposition or other transfer such Guarantor is no longer a Restricted Subsidiary, or (y) all or substantially all the assets of such Subsidiary Guarantor, provided that, in each case, such sale, disposition or other transfer is made in compliance with the provisions of this Indenture;

(b)           the Company designates such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the provisions of this Indenture;

(c)           in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the Notes pursuant to Section 4.17, the release or discharge of the guarantee by such Restricted Subsidiary of all of the Indebtedness of the Company or any Restricted Subsidiary or the repayment of all of the Indebtedness which resulted in the obligation to guarantee the Notes, other than as a result of payment under a guarantee of such Indebtedness; or

(d)           such Subsidiary Guarantor is also a guarantor or borrower under the Credit Agreement as in effect on the Issue Date and, at the time of release of its Guarantee,

(x) has been released from its guarantee of, and all pledges and security, if any, granted in connection with the Credit Agreement (which may be conditioned on the concurrent release hereunder), other than as a result of payment under a guarantee of such Indebtedness, (y) is not an obligor under any Indebtedness (other than Indebtedness permitted to be incurred pursuant to clause (3), (6), (7), (8), (9), (10), (11), (16) or (18) of the second paragraph of Section 4.9 and (z) does not guarantee any Indebtedness of the Company or any Restricted Subsidiaries (other than any guarantee that will be released upon the release of the Guarantee hereunder).

Upon delivery to the Trustee of a request for release of a Subsidiary Guarantor in accordance with the foregoing clause (a), (b), (c) or (d), accompanied by an Officers’ Certificate and an Opinion of Counsel to the effect that the transaction as described in such clause was effected in accordance with the provisions of this Indenture, including without limitation Section 4.10, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Guarantee.

In addition, the Guarantees will be automatically released if the Company exercises its legal defeasance option or its covenant defeasance election pursuant to Section 8.1 or its obligations under this Indenture are discharged pursuant to Section 8.8.

Any Guarantor not released from its obligations under this Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article X.

SECTION 10.9       Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its guarantee and waivers pursuant to its Guarantee are knowingly made in contemplation of such benefits.

ARTICLE XI

SUBORDINATION OF GUARANTEES

SECTION 11.1       Agreement To Subordinate.

Each Guarantor agrees, and each Holder by accepting a Note agrees, that the obligations of such Guarantor under its Guarantee are subordinated in right of payment, to the extent and in the manner provided in this Article XI, to the prior payment in full of all existing and future Designated Senior Indebtedness of such Guarantor and that the subordination is for the benefit of and enforceable by the holders of such Designated Senior Indebtedness. A Guarantor’s obligations under its Guarantee shall in all respects rank pari passu in right of payment with all other existing and future Indebtedness of such Guarantor; and only Indebtedness of such Guarantor that is Designated Senior Indebtedness shall rank senior to the obligations of such Guarantor under its Guarantee in accordance with the provisions set forth herein. The Notes are not subordinated in right of payment to any Indebtedness. All provisions of this Article XI shall be subject to Section 11.12.

SECTION 11.2       Liquidation, Dissolution or Bankruptcy.

Upon any payment or distribution of the assets of any Guarantor to creditors upon a total or partial liquidation or a total or partial dissolution of such Guarantor or in a reorganization, bankruptcy, insolvency, receivership of or similar proceeding relating to such Guarantor or its property:

(i)            the holders of Designated Senior Indebtedness of such Guarantor shall be entitled to receive payment in full of such Designated Senior Indebtedness in cash before Holders of the Notes shall be entitled to receive any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the Guarantees of the Notes; and

(ii)           until the Designated Senior Indebtedness of such Guarantor is paid in full in cash, any payment or distribution to which holders of the Guarantees of the Notes would be entitled but for this Article XI of this Indenture shall be made to holders of such Designated Senior Indebtedness as their interests may appear, except that holders of the Guarantees of the Notes may receive Permitted Junior Securities.

SECTION 11.3       Default on Designated Senior Indebtedness of a Guarantor.

No Guarantor shall make any payments on its Guarantee of the Notes or purchase, redeem or otherwise retire any Notes (collectively, “pay on the Guarantees of the Notes”) (except in the form of Permitted Junior Securities (other than Disqualified Stock)) if either of the following occurs (a “Guarantor Payment Default”);

(i)            any Obligation on any Designated Senior Indebtedness of such Guarantor is not paid in full in cash when due; or

(ii)           any other default on any Designated Senior Indebtedness of such Guarantor occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Guarantor Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash; provided, however, that the Guarantors shall be entitled to pay on the Guarantees of the Notes, without regard to the foregoing, if the Guarantors and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Guarantor Payment Default has occurred and is continuing.

During the continuance of any default (other than a Guarantor Payment Default) (a “Non-Guarantor Payment Default”) with respect to any Designated Senior Indebtedness of a Guarantor pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, such Guarantor shall not pay on its Guarantee of the Notes (except in the form of Permitted Junior Securities (other than Disqualified Stock)) for a period (a “Guarantee Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a “Guarantee Blockage Notice”) of such Non-Guarantor Payment Default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Guarantee Payment Blockage Period and ending 179 days thereafter. The Guarantee Payment Blockage Period shall end earlier if such Guarantee Payment Blockage Period is terminated (1) by written notice to the Trustee and the Company from the Person or Persons who gave such Guarantee Blockage Notice; (2) because the Non-Guarantor Payment Default giving rise to such Guarantee Blockage Notice is cured, waived or otherwise no longer continuing; or (3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the provisions described in the immediately preceding paragraph (but subject to the provisions contained in the first sentence of this Section 11.3 and Section 11.2 hereof), unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness shall have accelerated the maturity of such Designated Senior Indebtedness or a Guarantor Payment Default shall have occurred and be continuing, the Guarantors shall be entitled to resume paying on the Guarantees of the Notes after the termination of such Guarantee Payment Blockage Period. The Guarantees shall not be subject to more than one Guarantee Payment Blockage Period in any consecutive 360-day period irrespective of the number of Non-Guarantor Payment Defaults with respect to Designated Senior Indebtedness during such period, provided, however, that in no event shall the total number of days during which any Guarantee Payment Blockage Period or Periods on a Guarantee is in effect exceed 179 days in the aggregate during any consecutive 365-day period, and there must be at least 186 days during any consecutive 365-day period during which no Guarantee Payment Blockage Period is in effect. Notwithstanding the foregoing, however, no Non-Guarantor Payment Default that existed or was continuing on the date of delivery of any Guarantee Blockage Notice with respect to any Designated Senior Indebtedness and that was the basis for the initiation of such Guarantee Blockage Notice shall be, or be made, the basis for a subsequent Guarantee Blockage Notice by the Representative of such Designated Senior Indebtedness unless such Non-Guarantor Payment Default has been waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of such initial Guarantee Blockage Notice, that, in either case, would give rise to a Non-Guarantor Payment Default pursuant to any provisions under which a Non-Guarantor Payment Default previously existed or was continuing shall constitute a new Non-Guarantor Payment Default for this purpose).

SECTION 11.4       Demand for Payment.

If payment of the Notes is accelerated because of an Event of Default and a demand for payment is made on a Guarantor pursuant to Article X hereof, the Company, such Guarantor or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness of such Guarantor or the Representative of such Designated Senior Indebtedness of such demand; provided that any failure to give such notice shall have no effect whatsoever on the provisions of this Article XI. If any Designated Senior Indebtedness of a Guarantor is outstanding, such Guarantor may not pay on its Guarantee of the Notes until five Business Days after the Representatives of all such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay on its Guarantee of the Notes only if this Indenture otherwise permits payment at that time.

SECTION 11.5       When Distribution Must Be Paid Over.

If a distribution is made to Holders that, due to Article XI of this Indenture, should not have been made to them, such Holders are required to hold it in trust for the holders of Designated Senior Indebtedness of the Guarantors and pay it over to them as their interests may appear.

SECTION 11.6       Subrogation.

After all Designated Senior Indebtedness of a Guarantor is paid in full and until the Notes are paid in full in cash, holders of the Guarantees shall be subrogated (equally and ratably with all other Indebtedness ranking pari passu with the Guarantees of the Notes) to the rights of holders of such Designated Senior Indebtedness to receive distributions applicable to such Designated Senior Indebtedness. A distribution made under this Article XI to holders of such Designated Senior Indebtedness that otherwise would have been made to holders of the Guarantees is not, as between the relevant Guarantor and holders of the Guarantees, a payment by such Guarantor on such Designated Senior Indebtedness.

SECTION 11.7       Relative Rights.

This Article XI defines the relative rights of holders of the Guarantees and holders of Designated Senior Indebtedness of a Guarantor. Nothing in this Indenture shall:

(i)            impair, as between such Guarantor and holders of the Guarantees, the obligation of such Guarantor, which is absolute and unconditional, to make payments under its Guarantee in accordance with its terms;

(ii)           prevent the Trustee or any holder of the Guarantees from exercising its available remedies upon a default by such Guarantor under its obligations with respect to its Guarantee, subject to the rights of holders of Designated Senior Indebtedness of such Guarantor to receive payments or distributions otherwise payable to holders of the Guarantees and such other rights of such holders of Designated Senior Indebtedness as set forth herein; or

(iii)          affect the relative rights of holders of the Guarantees and creditors of such Guarantor, other than the rights of holders of the Guarantees in relation to holders of Designated Senior Indebtedness.

SECTION 11.8       Subordination May Not Be Impaired by a Guarantor.

No right of any holder of Designated Senior Indebtedness of a Guarantor to enforce the subordination of the obligations of such Guarantor under its Guarantee shall be impaired by any act or failure to act by such Guarantor or by its failure to comply with this Indenture.

SECTION 11.9       Rights of Trustee and Paying Agent.

Notwithstanding Article 11.3 hereof, the Trustee or any Paying Agent may continue to make payments on the Notes and shall not be charged with knowledge of the existence of facts that would prohibit the making of any payments unless, not less than two Business Days prior to the date of such payment, a Responsible Officer of the Trustee receives notice satisfactory to him that payments may not be made under this Article XI. A Guarantor, the Registrar, the Paying Agent, a Representative or a holder of Designated Senior Indebtedness of such Guarantor shall be entitled to give the notice; provided, however, that, if an issue of Designated Senior Indebtedness of such Guarantor has a Representative, only the Representative shall be entitled to give the notice.

The Trustee in its individual or any other capacity shall be entitled to hold Designated Senior Indebtedness of a Guarantor with the same rights it would have if it were not Trustee. The Registrar and the Paying Agent shall be entitled to do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article XI with respect to any Designated Senior Indebtedness of a Guarantor which may at any time be held by it, to the same extent as any other holder of such Designated Senior Indebtedness; and nothing in Article VII shall deprive the Trustee of any of its rights as such holder. Nothing in this Article XI shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.7 hereof or any other Section of this Indenture.

SECTION 11.10     Distribution or Notice to Representative.

Whenever a distribution is to be made or a notice given to holders of Designated Senior Indebtedness of a Guarantor, the distribution may be made and the notice given to their Representative (if any).

SECTION 11.11     Not To Prevent Events of Default or Limit Right To Demand Payment.

The failure of a Guarantor to make a payment pursuant its Guarantee by reason of any provision in this Article XI shall not be construed as preventing the occurrence of a default by such Guarantor under its Guarantee. Nothing in this Article XI shall have any effect on the right of the holders of the Guarantees or the Trustee to make a demand for payment on a Guarantor pursuant to Article X hereof.

SECTION 11.12     Trust Moneys Not Subordinated.

Notwithstanding anything contained herein to the contrary, payments from money or the proceeds of Government Securities held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to Article VIII or Article IX hereof shall not be subordinated to the prior payment of any Designated Senior Indebtedness of any Guarantor or subject to the restrictions set forth in this Article XI, and none of the holders of the Guarantees shall be obligated to pay over any such amount to such Guarantor or any holder of Designated Senior Indebtedness of such Guarantor or any other creditor of such Guarantor, provided that the subordination provisions of this Article XI were not violated at the time the applicable amounts were deposited in trust pursuant to Article VIII or Article IX hereof, as the case may be.

SECTION 11.13     Trustee Entitled To Rely.

Upon any payment or distribution pursuant to this Article XI, the Trustee and the holders of the Guarantees shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 11.2 hereof are pending, (b) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the holders of the Guarantees or (c) upon the Representatives of Designated Senior Indebtedness of a Guarantor for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of such Designated Senior Indebtedness and other Indebtedness of such Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article XI. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Designated Senior Indebtedness of a Guarantor to participate in any payment or distribution pursuant to this Article XI, the Trustee shall be entitled to request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Designated Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article XI, and, if such evidence is not furnished, the Trustee shall be entitled to defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 7.1 and 7.2 hereof shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article XI.

SECTION 11.14     Trustee To Effectuate Subordination.

A Holder by its acceptance of a Note agrees to be bound by this Article XI and authorizes and expressly directs the Trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination between the holders of the Guarantees and the holders of Designated Senior Indebtedness of a Guarantor as provided in this Article XI and appoints the Trustee as attorney-in-fact for any and all such purposes.

SECTION 11.15     Trustee Not Fiduciary for Holders of Designated Senior Indebtedness of Guarantors.

The Trustee shall not be deemed to owe any fiduciary duty to the holders of Designated Senior Indebtedness of a Guarantor and shall not be liable to any such holders if it shall mistakenly pay over or distribute to holders of the Guarantees or such Guarantor or any other Person, money or assets to which any holders of Designated Senior Indebtedness of such Guarantor shall be entitled by virtue of this Article XI or otherwise.

SECTION 11.16     Reliance by Holders of Designated Senior Designated Indebtedness of a Guarantor on Subordination Provisions.

Each Holder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Designated Senior Indebtedness of a Guarantor, whether such Designated Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Designated Senior Indebtedness and such holder of such Designated Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Designated Senior Indebtedness.

Without in any way limiting the generality of the foregoing paragraph, the holders of Designated Senior Indebtedness of a Guarantor may, at any time and from time to time, without the consent of or notice to the Trustee or the holders of the Guarantees, without incurring responsibility to the Trustee or the holders of the Guarantees and without impairing or releasing the subordination provided in this Article XI or the obligations hereunder of the holders of the Guarantees to the holders of the Designated Senior Indebtedness of such Guarantor, do any one or more of the following:  (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Designated Senior Indebtedness of such Guarantor, or otherwise amend or supplement in any manner Designated Senior Indebtedness of such Guarantor, or any instrument evidencing the same or any agreement under which Designated Senior Indebtedness of such Guarantor is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Designated Senior Indebtedness of such Guarantor; (iii) release any Person liable in any manner for the payment or collection of Designated Senior Indebtedness of such Guarantor; and (iv) exercise or refrain from exercising any rights against such Guarantor and any other Person.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1       Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.

SECTION 12.2       Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company:

Nuveen Investments, Inc.
333 West Wacker Drive
Chicago, Illinois 60606
Facsimile:  (312) 917-7700
Attention:  Chief Financial Officer

With a copy to:

Kirkland & Ellis LLP
200 E. Randolph Drive
Chicago, IL  60601
Facsimile:  (312) 861-2200
Attention:  Dennis M. Myers, P.C.

If to the Trustee:

U.S. Bank National Association
60 Livingston Avenue, EP-MN-WS3C
St. Paul MN 55107-1419
Facsimile:  651-495-8097
Attention:  Corporate Trust Services

The Company or the Trustee, by notice to the other, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next Business Day delivery.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next Business Day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee, which shall be effective only upon actual receipt.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

SECTION 12.3       Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

SECTION 12.4       Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture (other than the initial issuance of the Notes), the Company shall furnish to the Trustee upon request:

(a)           an Officers’ Certificate (which shall include the statements set forth in Section 12.5 hereof) stating that, in the opinion of the signers, all conditions precedent provided for in this Indenture relating to the proposed action have been satisfied; and

(b)           an Opinion of Counsel (which shall include the statements set forth in Section 12.5 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been satisfied.

SECTION 12.5       Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a)           a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)           a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)           a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 12.6       Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 12.7       No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator, stockholder, unitholder or member of the Company, any of its Subsidiaries or any of its direct or indirect parent companies, as such (and not as Guarantor), will have any liability for any obligations of the Company or any Guarantor under the Notes, this Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such waiver is against public policy.

SECTION 12.8       Governing Law.

THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF, SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES.

SECTION 12.9       No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.10     Successors.

All agreements of the Company and the Guarantors in this Indenture and the Notes and the Guarantees, as applicable, shall bind their respective successors and assigns. All agreements of the Trustee in this Indenture shall bind its successors and assigns.

SECTION 12.11     Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.12     Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 12.13     Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 12.14     Acts of Holders.

(a)           Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 12.14.

(b)           The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c)           The ownership of Notes shall be proved by the Holder list maintained under Section 2.5 hereunder.

(d)           Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(e)           If the Company shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Company may, at its option, by or pursuant to a Board Resolution, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Company shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

SECTION 12.15     Effectiveness of Merger.

Upon the consummation of the Merger, Nuveen Investments, Inc. shall succeed to all of the rights and obligations of Windy City Acquisition Corp. under this Indenture, without any further action by any person and the Guarantees of the Subsidiary Guarantors shall be effective.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year first above written.

WINDY CITY ACQUISITION CORP.

By:	/s/ Timothy M. Hurd
Name: Timothy M. Hurd
Title: President

NUVEEN INVESTMENTS, INC.

By:	/s/ John L. MacCarthy
Name: John L. MacCarthy
Title: Secretary

WINDY CITY INVESTMENTS, INC.

By:	/s/ Timothy M. Hurd
Name: Timothy M. Hurd
Title: President

NUVEEN HYDEPARK GROUP, LLC
NUVEEN ASSET MANAGEMENT
NUVEEN INVESTMENTS ADVISERS INC.
NUVEEN INVESTMENTS HOLDINGS, INC.
NUVEEN INVESTMENTS INSTITUTIONAL SERVICES GROUP LLC
NWQ HOLDINGS, LLC
NWQ INVESTMENT MANAGEMENT COMPANY, LLC
RICHARDS & TIERNEY, INC.
RITTENHOUSE ASSET MANAGEMENT, INC.
SANTA BARBARA ASSET MANAGEMENT, LLC
SYMPHONY ASSET MANAGEMENT LLC
TRADEWINDS GLOBAL INVESTORS, LLC

By:	/s/ John L. MacCarthy
Name: John L. MacCarthy
Title: Secretary

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Raymond S. Haverstock
Name: Raymond S. Haverstock
Title: Vice President

EXHIBIT A

FORM OF NOTE
(Face of 10 1/2 % Senior Note due 2015)

[Global Note Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OR TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUIRED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OR PURCHASES OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Notes Legend]

THE NOTE EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE ‘‘SECURITIES ACT’’) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A)(1) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) TO AN INSTITUTIONAL ACCREDITED INVESTOR IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (4) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B)

A-1

IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES.

[Regulation S Global Note Legend]

THIS GLOBAL NOTE IS A TEMPORARY GLOBAL NOTE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY GLOBAL NOTE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE INDENTURE REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE INDENTURE.

A-2

WINDY CITY ACQUISITION CORP.
to be merged with and into
Nuveen Investments, Inc.

10 1/2% Senior Notes due 2015

No.	$
CUSIP NO.
ISIN NO.

Windy City Acquisition Corp. (the “Company,” which includes any successor entity) promises to pay to Cede & Co. or registered assigns, the principal sum of             ($       ) on November 15, 2015. On the Issue Date, the Company will be merged with and into Nuveen Investments, Inc., and thereafter Nuveen Investments, Inc. will assume the obligations of the Company under this Note. This Note shall not be effective against Nuveen Investment, Inc. until the consummation of the Merger.

Interest Payment Dates:  May 15 and November 15, beginning May 15, 2008

Record Dates:  May 1 and November 1

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

Dated:

WINDY CITY ACQUISITION CORP.

By:
Name:
Title:

NUVEEN INVESTMENTS, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

Dated:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:

(Back of 10 1/2 % Senior Note)
10 1/2 % Senior Notes due 2015

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)           Interest. Windy City Acquisition Corp., a Delaware corporation (the “Company,” which includes any successor entity) promises to pay interest on the principal amount of this 10½% Senior Note due 2015 (a “Note”) as follows:

Interest on the Notes will accrue at the rate of 10½% per annum and be payable in cash.

The Company will pay interest in United States dollars (except as otherwise provided herein) semiannually in arrears on May 15 and November 15, commencing on May 15, 2008 or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from November 13, 2007; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date (but after November 13, 2007), interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of Notes, in which case interest shall accrue from the date of authentication. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest, if any (without regard to any applicable grace period) to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

(2)           Method of Payment.

The Company will pay cash interest on the Notes on the applicable Interest Payment Date to the Persons who are registered Holders of Notes at the close of business on the May 1 and November 1 preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium, if any, and interest and Additional Interest, if any, at the office or agency of the Company maintained for such purpose within the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium, if any, and interest on, all Global Notes and all other Notes the Holders of which shall have provided, at least three Business Days prior to the applicable payment date, written wire transfer instructions to the Company and the Paying Agent. Such payment shall be in such coin or currency of the

United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. The amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes.

(3)           Paying Agent and Registrar. Initially, the Trustee shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Restricted Subsidiaries may act in any such capacity, except that for the purposes of Articles Three and Eight and Sections 4.10 and 4.14 of the Indenture, neither the Company nor any Affiliate of the Company shall act as Paying Agent.

(4)           Indenture. The Company issued the Notes under an Indenture, dated as of November 13, 2007 (the “Indenture”), by and among Windy City Acquisition Corp., Nuveen Investments, Inc., the Guarantors, the Trustee and the Paying Agent and Registrar. The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”). To the extent the provisions of this Note are inconsistent with the provisions of the Indenture, the Indenture shall govern. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. The Notes issued on the Issue Date are senior unsecured obligations of the Company limited to $785,000,000 in aggregate principal amount, plus amounts, if any, sufficient to pay premium and interest on outstanding Notes as set forth in Paragraph 2 hereof. The Indenture permits the issuance of Additional Notes subject to compliance with certain conditions.

The payment of principal and interest on the Notes is unconditionally guaranteed by the Guarantors. Such guarantees are subordinated to Designated Senior Indebtedness of the Guarantors, as set forth in the Indenture.

(5)           Optional Redemption.

(a)           The Notes may be redeemed in whole or in part, at any time prior to November 15, 2011, at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

(b)           The Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after November 15, 2011, upon not less than 30 nor more than 60 days’ notice, at the following Redemption Prices (expressed as a percentage of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest and Additional Interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date) if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

Year	Percentage
2011	105.250%
2012	102.625%
2013 and thereafter	100.000%

(c)           In addition to the optional redemption of the Notes in accordance with the provisions of the preceding paragraph, prior to November 15, 2010, the Company may on one or more occasions, with the net cash proceeds of one or more Equity Offerings, redeem up to 35% of the aggregate principal amount of the outstanding Notes at a Redemption Price of 110.5% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of redemption (provided that if the Equity Offering is an offering by Parent or any of its direct or indirect parent companies, a portion of the net cash proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Company); provided that at least 65% of the aggregate principal amount of Notes originally issued on the Issue Date remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by Parent and its Affiliates) and that any such redemption occurs within 90 days following the closing of any such Equity Offering.

(6)           Mandatory Redemption. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7)           Repurchase at Option of Holder.

(a)           Upon the occurrence of a Change of Control, each Holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of purchase. Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control setting forth the procedures governing the Change of Control Offer required by the Indenture.

(b)           Upon the occurrence of certain Asset Sales, the Company may be required to offer to purchase Notes.

(c)           Holders of the Notes that are the subject of an offer to purchase will receive notice of an Offer to Purchase pursuant to an Asset Sale or a Change of Control from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form titled “Option of Holder to Elect Purchase” appearing below.

(8)           Notice of Redemption. Notice of redemption shall be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in minimum denominations of $2,000 and integral multiples of $1,000 thereof, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date, interest will cease to accrue on the Notes or portions hereof called for redemption.

(9)           Successor Entity. When a successor entity assumes, in accordance with the Indenture, all of the obligations of its predecessor under the Notes and Indenture, and immediately before and after such transaction, no Event of Default Exists and certain other conditions are satisfied, the predecessor entity will be released from those obligations.

(10)         Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 thereof. The transfer of the Notes may be registered and the Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(11)         Persons Deemed Owners. The registered holder of a Note may be treated as its owner for all purposes.

(12)         Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes. Without the consent of any Holders, the Company, the Guarantors and the Trustee, at any time and from time to time, may amend or supplement the Indenture to, among other things, cure any ambiguity, mistake, defect or inconsistency; to provide for uncertificated Notes in addition to or in place of certificated Notes; to provide for the assumption by a successor company of the Company’s or such Guarantor’s obligations under the Indenture, the Notes or any Guarantee in accordance with the provisions of the Indenture; or to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder.

(13)         Defaults and Remedies. If a Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes generally may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of a Default arising from certain events of bankruptcy or insolvency as set forth in the Indenture, with respect to the Company, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, or the principal of, or the premium on, the Notes.

(14)         Trustee Dealings with the Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company, the Guarantors or their respective Affiliates, and may otherwise deal with the Company, the Guarantors or their respective Affiliates, as if it were not the Trustee.

(15)         Restrictive Covenants. The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to make restricted payments, to incur indebtedness, to create liens, to sell assets, to permit restrictions on dividends and other payments by Restricted Subsidiaries of the Company, to consolidate, merge or sell all or substantially all of its assets or to engage in transactions with affiliates. The limitations are subject to a number of important qualifications and exceptions. The Company must annually report to the Trustee on compliance with such limitations and other provisions in the Indenture.

(16)         No Recourse Against Others. No director, officer, employee, stockholder, unitholder, member, general or limited partner or incorporator, past, present or future, of the Company, any of its Subsidiaries or any of its direct or indirect parent companies as such or in such capacity, shall have any liability for any obligations of the Company or any Guarantor under the Notes, any Guarantee, the Indenture or any claim based on, in respect of or by reason of, such obligation or their creation, by reason of his, her or its status as such director, officer, employee, stockholder, unitholder, member, general or limited partner or incorporator.

(17)         Authentication. This Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee or an authenticating agent.

(18)         Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TENENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(19)         CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

(20)         Registration Rights. The Company has entered into a registration rights agreement in connection with the issuance of the Initial Notes and may enter into similar agreements in connection with any issuance of Additional Notes.

(21)         Governing Law. This Note will be governed by, and construed in accordance with, the laws of the State of New York.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Nuveen Investments, Inc.
333 West Wacker Drive
Chicago, Illinois 60606
Facsimile:  (312) 917-7700
Attention:  Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:  (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.14 of the Indenture, check the box below:

[  ] Section 4.10     [  ] Section 4.14

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:  $

Date:

Your Signature
(Sign exactly as your name appears on the Note)

Tax Identification No.:

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

CERTIFICATE TO BE DELIVERED UPON
EXCHANGE OF TRANSFER RESTRICTED NOTES

Nuveen Investments, Inc.
333 West Wacker Drive
Chicago, Illinois 60606
Facsimile:  (312) 917-7700
Attention:  Chief Financial Officer

U.S. Bank National Association
60 Livingston Avenue, EP-MN-WS3C
St. Paul MN 55107-1419
Facsimile:  651-495-8097
Attention:  Corporate Trust Services

Re:  CUSIP #

Reference is hereby made to that certain Indenture dated November 13, 2007 (the “Indenture”) by and among Windy City Acquisition Corp., a Delaware corporation, that shall be merged with and into Nuveen Investments, Inc., a Delaware corporation as the surviving corporation (the “Company”), the Guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

This certificate relates to $[                  ] principal amount of Notes held in (check applicable space)              book-entry or              definitive form by the undersigned.

The undersigned                        (transferor) (check one box below):

☐            hereby requests the Registrar to deliver in exchange for its beneficial interest in the Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above), in accordance with Section 2.6 of the Indenture;

☐            hereby requests the Trustee to exchange a Note or Notes to                      (transferee).

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the periods referred to in Rule 144(k) under the Securities Act of 1933, as amended, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW:

(1)           ☐            pursuant to an effective registration statement under the Securities Act, or

(2)           ☐            pursuant to the exemption from registration provided by Rule 144 under the Securities Act, or

 (3)          ☐            inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A under the Securities Act of 1933, as amended, in each case pursuant to and in compliance with Rule 144A thereunder; or

(4)           ☐            outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act of 1933, as amended, in compliance with Rule 904 thereunder.

Unless one of the boxes is checked, the Registrar will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof.

Signature

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”), and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

[Name of Transferee]

Dated:	NOTICE: To be executed by an executive
officer

SCHEDULE OF EXCHANGES OF NOTES

The following exchanges of a part of this Global Note for other Notes have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following such Decrease (or Increase)	Signature of Authorized Officer of Trustee of Note Custodian

EXHIBIT B

FORM OF NOTATION OF GUARANTEE

The Guarantors listed below (hereinafter referred to as the “Guarantors,” which term includes any successors or assigns under that certain Indenture, dated as of November 13, 2007 (as amended and supplemented from time to time, the “Indenture”), by and among Windy City Acquisition Corp., a Delaware corporation, that shall be merged with and into Nuveen Investments, Inc., a Delaware corporation, as the surviving corporation (the “Company”), the Guarantors party thereto, the Trustee and the Registrar and Paying Agent, have guaranteed the Notes and the obligations of the Company under the Indenture, which include (i) the due and punctual payment of the principal of, premium, if any, and interest on the 10½ % Senior Notes due 2015 (the “Notes”) of the Company, whether at stated maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal and premium, if any, and (to the extent permitted by law) interest on any interest, if any, on the Notes, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms set forth in Article X of the Indenture, and (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

The obligations of each Guarantor to the Holders and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to such Indenture for the precise terms of this Guarantee.

No stockholder, employee, officer, director, unitholder, member or incorporator, as such, past, present or future of each Guarantor shall have any liability under this Guarantee by reason of his or its status as such stockholder, employee, officer, director, unitholder, member or incorporator.

This is a continuing Guarantee and shall remain in full force and effect and shall be binding upon each Guarantor and its successors and assigns until full and final payment of all of the Company’s obligations under the Notes and Indenture or until released in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Guarantee of payment and not of collection.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers. This Guarantee, other than with respect to Windy City Investments, Inc., shall not be effective against the Guarantors until the consummation of the Merger (as defined in the Indenture). The obligations of each Guarantor under its Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance under applicable law.

This Guarantee is subordinated to Designated Senior Indebtedness as set forth in Article XI of the Indenture.

THE TERMS OF ARTICLE X OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

Dated as of

WINDY CITY INVESTMENTS, INC.

By:
Name:
Title:

NUVEEN HYDEPARK GROUP, LLC
NUVEEN ASSET MANAGEMENT
NUVEEN INVESTMENTS ADVISERS INC.
NUVEEN INVESTMENTS HOLDINGS, INC.
NUVEEN INVESTMENTS INSTITUTIONAL SERVICES GROUP LLC
NWQ HOLDINGS, LLC
NWQ INVESTMENT MANAGEMENT COMPANY, LLC
RICHARDS & TIERNEY, INC.
RITTENHOUSE ASSET MANAGEMENT, INC.
SANTA BARBARA ASSET MANAGEMENT, LLC
SYMPHONY ASSET MANAGEMENT LLC
TRADEWINDS GLOBAL INVESTORS, LLC

By:
Name:
Title:

EXHIBIT C

[FORM OF CERTIFICATE TO BE DELIVERED
IN CONNECTION WITH TRANSFERS PURSUANT TO RULE 144A]

Nuveen Investments, Inc.
333 West Wacker Drive
Chicago, Illinois 60606
Facsimile:  (312) 917-7700
Attention:  Chief Financial Officer

U.S. Bank National Association

60 Livingston Avenue, EP-MN-WS3C

St. Paul MN 55107-1419

Facsimile:  651-495-8097

Attention:  Corporate Trust Services

Re:  Nuveen Investments, Inc. (the “Company”) 10½ % Senior Notes due 2015 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[                 ] aggregate principal amount at maturity of the Notes, we hereby certify that such transfer is being effected pursuant to and in accordance with Rule 144A (“Rule 144A”) under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we hereby further certify that the Notes are being transferred to a person that we reasonably believe is purchasing the Notes for its own account, or for one or more accounts with respect to which such person exercises sole investment discretion, and such person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Notes are being transferred in compliance with any applicable blue sky securities laws of any state of the United States.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

C-1

EXHIBIT D

[FORM OF CERTIFICATE TO BE DELIVERED
IN CONNECTION WITH TRANSFERS
PURSUANT TO REGULATION S]

Nuveen Investments Inc.
333 West Wacker Drive
Chicago, Illinois  60606
Facsimile:  (312) 917-7700
Attention:  Chief Financial Officer

U.S. Bank National Association
60 Livingston Avenue, EP-MN-WS3C
St. Paul MN 55107-1419
Facsimile:  651-495-8097
Attention:  Corporate Trust Services

Re:  Nuveen Investments, Inc. (the “Company”) 10½ % Senior Notes due 2015 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[              ] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(1)           the offer of the Notes was not made to a person in the United States;

(2)           either (a) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(3)           no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

(4)           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b) or Rule 904(b) of Regulation S are applicable thereto, we confirm that such sale has

D-1

been made in accordance with the applicable provisions of Rule 903(b) or Rule 904(b), as the case may be.

The Company and you are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

D-2